                                                                     EXHIBIT 2.1


                                                                [EXECUTION COPY]


                            SHARE PURCHASE AGREEMENT

                                  BY AND AMONG

                               CISCO SYSTEMS, INC.

                         CISCO SYSTEMS MANAGEMENT B.V.,

                 PIRELLI S.p.A., PIRELLI CAVI e SISTEMI SpA, AND

                           PIRELLI CABLE HOLDING N.V.

                                December 20, 1999

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I     PURCHASE AND SALE OF SHARES....................................2

        1.1   Purchase and Sale of POS Holland Shares........................2
        1.2   Purchase and Sale of POS Italy Shares or Intellectual
              Property.......................................................2
        1.3   License of Certain Other Intellectual Property Rights..........3
        1.4   Closing........................................................3
        1.5   Deliveries at the Closing......................................3
        1.6   Delivery of Cisco Common Stock.................................3
        1.7   Earnout........................................................4
        1.8   Adjustment to POS Holland Share Purchase Price.................5
        1.9   Reimbursement of Certain Costs.................................7
        1.10  Further Assurances.............................................7

ARTICLE II    REPRESENTATIONS AND WARRANTIES OF PARENT, PIRELLI CAVI
              AND SELLER.....................................................8

        2.1   Organization, Standing and Power...............................9
        2.2   Capitalization.................................................9
        2.3   Authority.....................................................10
        2.4   Financial Statements..........................................11
        2.5   Absence of Certain Changes....................................12
        2.6   Absence of Undisclosed Liabilities............................12
        2.7   Litigation....................................................12
        2.8   Restrictions on Business Activities...........................13
        2.9   Governmental Authorization....................................13
        2.10  Title to Property.............................................13
        2.11  Intellectual Property.........................................13
        2.12  Environmental Matters.........................................15
        2.13  Taxes.........................................................16
        2.14  Employee Benefit Plans........................................17
        2.15  Certain Agreements Affected...................................20
        2.16  Employee Matters..............................................20
        2.17  Insurance.....................................................21
        2.18  Compliance With Laws..........................................21
        2.19  Brokers' and Finders' Fees....................................21
        2.20  Inventory.....................................................21
        2.21  Accounts Receivable...........................................21
        2.22  Material Contracts............................................22
        2.23  No Breach of Material Contracts...............................22
        2.24  Third Party Consents..........................................23
        2.25  Material Third Party Consents.................................23
        2.26  Year 2000.....................................................23
        2.27  Registration Statement; Prospectus............................23
        2.28  Teroptics Systems Business....................................23

        2.29  Submarine and Components Business.............................24
        2.30  Securities Act................................................24

ARTICLE III   REPRESENTATIONS AND WARRANTIES OF CISCO AND ACQUIROR..........24

        3.1   Organization, Standing and Power..............................24
        3.2   Authority.....................................................24
        3.3   SEC Documents; Financial Statements...........................25
        3.4   Absence of Undisclosed Liabilities............................26
        3.5   Broker's and Finders' Fees....................................26
        3.6   Registration Statement; Prospectus............................26
        3.7   Representations and Warranties Complete.......................26

ARTICLE IV    CONDUCT PRIOR TO THE CLOSING DATE.............................26

        4.1   Conduct of Business of the POS Entities.......................26
        4.2   Restriction on Conduct of Business of POS Entities............27

ARTICLE V     ADDITIONAL AGREEMENTS.........................................29

        5.1   Access to Information.........................................29
        5.2   Confidentiality...............................................30
        5.3   Public Disclosure.............................................30
        5.4   Consents; Cooperation.........................................30
        5.5   Legal Requirements............................................31
        5.6   Listing of Additional Shares..................................31
        5.7   Employees.....................................................31
        5.8   Proprietary Information.......................................33
        5.9   Covenants Regarding Employees and Covenant Not to
              Interfere, Compete or Solicit Business........................33
        5.10  Use of Trademarks and Names...................................35
        5.11  Registration Statement........................................35
        5.12  Additional Agreements.........................................35
        5.13  Conversion of Corporate Status................................36
        5.14  Carve-Out.....................................................36
        5.15  Blue Sky......................................................36
        5.16  Repayment of Debt.............................................36
        5.17  Assumption of Certain Indemnities.............................36
        5.18  Ciena Agreement...............................................36
        5.19  Termination of Inter-Company Contracts........................36
        5.20  Certain Undertakings..........................................36
        5.21  Reasonable Best Efforts and Further Assurances................37

ARTICLE VI    CONDITIONS....................................................37

        6.1   Conditions to Obligations of Each Party to Effect the
              Closing.......................................................37
        6.2   Additional Conditions to Obligations of Parent and Seller.....38
        6.3   Additional Conditions to the Obligations of Cisco and
              Acquiror......................................................38

ARTICLE VII   TERMINATION, AMENDMENT AND WAIVER.............................40

        7.1   Termination...................................................40
        7.2   Effect of Termination.........................................40
        7.3   Expenses......................................................40

ARTICLE VIII  INDEMNIFICATION...............................................41

        8.1   Survival of Representations and Warranties....................41
        8.2   Indemnification...............................................41
        8.3   Limitations...................................................41
        8.4   Procedure for Indemnification with Respect to Third-Party
              Claims........................................................42
        8.5   Procedure for Indemnification with Respect to Non-Third
              Party Claims..................................................43
        8.6   Tax Matters...................................................43

ARTICLE IX    CERTAIN TAX MATTERS...........................................43

        9.1   Returns; Indemnification; Liability for Taxes.................43
        9.2   Cooperation; Refunds and Credits..............................44
        9.3   Termination of Tax Sharing Agreements.........................46
        9.4   Conduct of Audits and Other Procedural Matters................46
        9.5   Value Added Tax...............................................46

ARTICLE X     GENERAL PROVISIONS............................................47

        10.1  Notices.......................................................47
        10.2  Interpretation................................................48
        10.3  Counterparts..................................................48
        10.4  Entire Agreement; Nonassignability; Parties in Interest.......48
        10.5  Severability..................................................48
        10.6  Remedies Cumulative...........................................49
        10.7  Governing Law.................................................49
        10.8  Amendment and Modification....................................49
        10.9  Arbitration of Disputes; Submission to Jurisdiction;
              Consent to Service of Process.................................49

SCHEDULES

Disclosure Schedule
Schedule 1.8     -   Reference September 30, 1999 Balance Sheet
Schedule 2.1     -   Contributed Business
Schedule 2.2     -   POS Holland Subsidiaries
Schedule 2.4     -   Financial Statements and POS Accounting Principles
Schedule 2.5     -   Certain Changes Since Balance Sheet Date
Schedule 2.6     -   Liabilities
Schedule 2.7     -   Litigation
Schedule 2.10    -   Real and Leased Property
Schedule 2.11    -   Intellectual Property
Schedule 2.14    -   Employee Plans
Schedule 2.15    -   Certain Affected Agreements
Schedule 2.16    -   Personnel
Schedule 2.22    -   Material Contracts
Schedule 2.23    -   No Breach of Material Contracts
Schedule 2.24    -   Third Party Consents
Schedule 2.25    -   Material Third Party Contracts
Schedule 2.28    -   Assets Not Held By POS Entities
Schedule 4.2     -   Conduct of Business
Schedule 5.7     -   List of Employees
Schedule 5.17    -   Certain Guarantees
Schedule 5.19    -   Terminating Contracts


EXHIBITS

Exhibit A        -   Intellectual Property License Agreement
Exhibit B        -   Manufacturing and Supply Agreement
Exhibit C        -   Term Sheet for Contribution Agreement
Exhibit D        -   Patent Assignment Agreement
Exhibit E        -   Carve-Out Agreement
Exhibit F        -   Employment and Non-Competition Agreements
Exhibit G        -   Term Sheet for Shared Services Agreement
Exhibit H        -   Term Sheet for Investment in Components
Exhibit I        -   Term Sheet for Investment in Submarine
Exhibit J        -   Term Sheet for Assignment and Assumption
Exhibit K        -   Term Sheet for Submarine Supply Agreement

                            SHARE PURCHASE AGREEMENT


            This SHARE PURCHASE AGREEMENT (this "Agreement") is made and entered into as of December 20, 1999, by and among Cisco Systems, Inc., a California corporation ("Cisco"), Cisco Systems Management B.V., a Netherlands corporation and wholly-owned subsidiary of Cisco ("Acquiror"), Pirelli, S.p.A. a limited company incorporated under the laws of Italy ("Parent"), Pirelli Cavi e Sistemi SpA, a limited company incorporated under the laws of Italy ("Pirelli Cavi") and Pirelli Cable Holding, N.V., a limited company incorporated under the laws of the Netherlands ("Seller"). The Parent, Pirelli Cavi and the Seller are collectively referred to herein as "Pirelli".

                                    RECITALS

A. Pirelli Finance Holding N.V. (whose name is in the process of being changed to Pirelli Optical Systems Holding N.V.), a limited company incorporated under the laws of the Netherlands ("POS Holland"), Pirelli Optical Systems Italia S.p.A., a limited company incorporated under the laws of Italy ("POS Italy"), Pirelli Optical Systems France S.A., a limited company incorporated under the laws of France ("POS France"), Pirelli Optical Systems Deutschland GmbH, a limited company incorporated under the laws of Germany ("POS Germany"), and Pirelli Optical Systems North America, Inc., a Delaware corporation ("POSNA"), are each engaged in the business of developing, manufacturing and distributing Teroptic Systems (the "Teroptics Systems Business") and the manufacturing of Components and Devices (as such terms are defined in the IPR Agreement referred to below).

B. Seller is the beneficial and record owner of 243,000 shares with a nominal value of 223 Netherlands guilders per share of POS Holland (the "POS Holland Shares"), which POS Holland Shares represent all of the issued and outstanding share capital of POS Holland.

C. POS France, POS Germany, POSNA and POS Italy are direct wholly-owned (or, in the case of POS France, 99.98% owned) subsidiaries of POS Holland. Immediately prior to the Closing, POS Italy will be a direct subsidiary of POS Holland and Pirelli Cavi, with POS Holland and Pirelli Cavi owning all of the shares (the "POS Italy Shares") of POS Italy, which shares will represent all of the issued and outstanding share capital of POS Italy (the terms "share" or "shares" when referred to POS Italy shall mean either the shares of POS Italy or the corresponding "quotas", after POS Italy is transformed from an "S.p.A." into an "S.r.l.". POS Italy, POS France, POS Germany and POSNA are each referred to herein as a "POS Holland Subsidiary" and are collectively referred to herein as the "POS Holland Subsidiaries". POS Holland and the POS Holland Subsidiaries are referred to herein collectively as the "POS Entities". The POS Holland Shares and the POS Italy Shares are referred to herein collectively as the "Shares".

D. Seller desires to sell, and Acquiror wishes to purchase, the POS Holland Shares, subject to the terms and conditions set forth in this Agreement.

E. Pirelli Cavi desires to sell, and Acquiror wishes to purchase, the POS Italy Shares, subject to the terms and conditions set forth in this Agreement.

            NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:


                                    ARTICLE I

                           PURCHASE AND SALE OF SHARES

            1.1 Purchase and Sale of POS Holland Shares. Upon the terms and subject to the conditions set forth in this Agreement, Acquiror agrees to purchase from the Seller, and the Seller agrees to sell, assign, transfer and deliver to Acquiror, the POS Holland Shares, with full title guarantees, free and clear of all liens, pledges, claims, charges, restrictions or other encumbrances, for an aggregate purchase price (the "POS Holland Share Purchase Price") equal to the number of shares of Cisco Common Stock determined by dividing U.S. $462.5 million (subject to adjustment as set forth in Section 1.8 hereof) by the closing price for a share of Cisco Common Stock as quoted on the trading day on the Nasdaq Stock Market (a "Nasdaq Trading Day") immediately preceding the Closing Date (the "Cisco Stock Price") and cash in lieu of any fractional shares equal to the product of such fraction of a share by the Cisco Stock Price.

            1.2 Purchase and Sale of POS Italy Shares or Intellectual Property.

                  (a) Upon the terms and subject to the conditions set forth in this Agreement, Acquiror agrees to purchase from Pirelli Cavi, and Pirelli Cavi agrees to sell, assign, transfer and deliver to Acquiror, the POS Italy Shares, with full title guarantees, free and clear of all liens, pledges, claims, charges, restrictions or other encumbrances, for an aggregate purchase price (the "POS Italy Share Purchase Price") equal to the number of shares of Cisco Common Stock determined by dividing U.S. $1.2375 billion by the Cisco Stock Price and cash in lieu of any fractional shares equal to the product of such fraction of a share by the Cisco Stock Price.

                  (b) At the election of Pirelli Cavi delivered to Cisco within five days prior to the scheduled Closing Date, Pirelli Cavi shall not contribute the Contributed Business (as defined below) to POS Italy in exchange for POS Italy Shares and sell such POS Italy Shares to Acquiror, but rather Pirelli Cavi shall sell the Intellectual Property rights that are included in the Contributed Business to Acquiror (or another direct or indirect subsidiary of Cisco designated by Cisco) for a number of shares of Cisco Common Stock determined by dividing $1.2375 billion by the Cisco Stock Price (with cash in lieu of any fractional shares equal to the product of such fraction of a share by the Cisco Stock Price). In the event the transaction is restructured in this manner, Cisco agrees to pay, or cause Acquiror (or different designated transferee) to pay, any value added Tax imposed upon the sale of such Intellectual Property rights to Acquiror. In such event, Cisco (acting in the interest of Acquiror or other designated transferee) shall have control over the filing of any Tax Returns relating to the value added Tax, all valuation and allocation matters relating to such value added Tax and the reporting of the transfer as a taxable or non-taxable transaction. Parent and Pirelli Cavi shall cooperate with Cisco in connection with the determination of the amount of any such value added Tax and the refund of any such value added Tax. Cisco (through Acquiror or the different designated transferee) shall have the right to any refunds of such value added Tax (including interest) and shall have the sole responsibility and control over the refund claim for such value added Tax (and interest).

            1.3 License of Certain Other Intellectual Property Rights. Pirelli Cavi is the owner of, or has rights in, certain intellectual property rights as further described in that certain Intellectual Property License Agreement (the "IPR Agreement") attached hereto as Exhibit A and, upon, the Closing, Pirelli Cavi will license to POS Italy and Cisco such intellectual property rights pursuant to the terms of the IPR Agreement.

            1.4 Closing. The closing of the purchase and sale of the Shares (the "Closing") shall take place on the second business day after the satisfaction or waiver of each of the conditions set forth in Article VI hereof or at such other time as the parties hereto agree (the "Closing Date") provided that such day and the day prior thereto is a Nasdaq Trading Day. The Closing shall take place at the offices of Brobeck, Phleger & Harrison LLP, 1633 Broadway, New York, New York, at 6:00 a.m. local time or at such other location or time as the parties hereto agree. The parties will use commercially reasonable efforts to cause the Closing to occur by January 31, 2000 or as soon thereafter as possible.

            1.5 Deliveries at the Closing. At the Closing:

                  (a) the Seller and Pirelli Cavi shall deliver to Acquiror the certificates (or other evidence of transfer if the Shares are not certificated) representing the Shares, duly endorsed, accompanied by appropriate corporate annotations and any other instruments of transfer in proper form duly executed and attested to the reasonable satisfaction of Acquiror and its counsel;

                  (b) the Seller and Pirelli Cavi shall deliver to Acquiror and POS Italy good and sufficient assignments of all Intellectual Property (as defined herein) in form reasonably satisfactory to Acquiror and appropriate to obtain registrations of the transfer in its name with any patent or other competent governmental office;

                  (c) the Parent, Seller and Pirelli Cavi shall deliver to Acquiror all other documents and instruments required hereunder to be delivered by (or at the direction of) the Parent, Seller or Pirelli Cavi to Acquiror at the Closing; and

                  (d) Cisco and Acquiror shall deliver to the Parent, Seller and Pirelli Cavi all other documents and instruments required hereunder to be delivered by (or at the direction of) Cisco and Acquiror to the Parent, Seller or Pirelli Cavi at the Closing.

            1.6 Delivery of Cisco Common Stock.

                  (a) Cisco's transfer agent shall act as transmittal agent (the "Agent"), with respect to the shares of Cisco Common Stock issued pursuant to Sections 1.1 and 1.2 hereof.

                  (b) On the business day immediately following the Closing Date, Cisco shall make available to the Agent for delivery in accordance with this Article I, through such reasonable procedures as Cisco may adopt, (i) the shares of Cisco Common Stock issued pursuant to Sections 1.1 and 1.2 and (ii) cash in an amount sufficient to permit payment of cash in lieu of any fractional shares.

                  (c) Immediately thereafter, the Agent shall deliver to Seller and Pirelli Cavi through book entry transfer at the Depository Trust Company ("DTC") the shares of Cisco Common Stock and payment in lieu of fractional shares which Parent and Seller and Pirelli Cavi have the right to receive pursuant to Sections 1.1 and 1.2.

            1.7 Earnout.

                  (a) In addition to the POS Holland Share Purchase Price, in the event the revenues of Cisco from the Teroptics Systems Business during the year ended December 31, 2000 (the "Earnout Period") exceed U.S. $250 million (determined in accordance with U.S. generally accepted accounting principles ("US GAAP")), Acquiror shall pay Seller as additional consideration for the purchase of the POS Holland Shares a maximum number of shares of Cisco Common Stock determined by dividing the Applicable Value (as hereinafter defined) by the closing price for a share of Cisco Common Stock as quoted on the Nasdaq Stock Market on the Determination Date (as hereinafter defined) (the "Sales Earnout"). The "Applicable Value" means U.S. $1 (one dollar) for every U.S. $1 (one dollar) of Cisco revenues derived from the Teroptics Systems Business during the year ended December 31, 2000 in excess of U.S. $250 million (determined in accordance with US GAAP) up to a maximum Applicable Value of U.S. $250 million. No later than 10 business days after Cisco issues its earnings release for its fiscal quarter ended January 27, 2001, Acquiror shall deliver to Seller a computation of the revenues of Cisco for the twelve months ended December 31, 2000 derived from the Teroptics Systems Business. Acquiror shall, during the following forty business days, provide Seller and its accountants reasonable access during normal business hours upon prior written notice to such books, records and accounting personnel of Cisco as are necessary for Seller to review Cisco's computation of such revenues. Unless within twenty business days after receipt of such computation, Seller tenders written notice to Acquiror setting forth any and all items of disagreement relating to such computation, the computation shall be conclusive and binding on the parties hereto. If Seller delivers a dispute notice within such twenty business day period, Acquiror and Seller shall use reasonable efforts to resolve their differences. If the parties are unable to resolve their differences within a twenty business day period, Acquiror and Seller shall jointly retain an internationally recognized "Big-Five" accounting firm (the "Accounting Firm") to resolve such disagreement. Acquiror and Seller shall request that the Accounting Firm render a determination as to the computation of such revenue amount within 30 business days of its retention, and Acquiror and Seller shall cooperate fully with the Accounting Firm so as to enable it to make such determination as quickly and as accurately as practicable. The Accounting Firm's determination as to the computation of such revenue amount shall be in writing and shall be conclusive and binding upon the parties hereto. Acquiror and Seller shall equally share all fees and expenses of the Accounting Firm. All fees and expenses of Acquiror's auditors shall be borne by Acquiror and all fees and expenses of Seller's auditors shall be borne by Seller. The date that a final determination of such revenue amount becomes binding and conclusive upon the parties is referred to herein as the "Determination Date". Acquiror shall cause the Agent to deliver the additional shares of Cisco Common Stock, if any, as a result of the Sales Earnout, to Seller (through book entry transfer at the DTC) no later than three business days after the Determination Date. The Acquiror acknowledges that the Seller has a legitimate interest in the performance and Sales Earnout of the Teroptics Business for the Earnout Period. Accordingly, Acquiror undertakes with the Seller that during the Earnout Period it will use all commercially reasonable efforts consistent with prior practice to promote in an effort to maximize the sales of the Teroptics Systems Business and the sale and marketing of the relevant products and that it will ensure that any products of the Teroptics Systems Business provided by the Acquiror or any of the POS Entities to any affiliate of Cisco will be paid for on arm's length commercial terms.

                  (b) In addition to the POS Holland Share Purchase Price, if Pirelli meets the performance milestones described in Exhibit K to that certain Manufacturing and Supply Agreement between Cisco and Pirelli in the form attached hereto as Exhibit B (the "Supply Agreement"), then for each of the five three-month periods commencing on the first day of the fiscal quarter of Seller immediately following the Closing during which Pirelli has met such milestones, Seller shall receive, on the 45th business day after the end of the applicable period for which the milestone has been met, as additional consideration for the POS Holland Shares, a maximum number of shares of Cisco Common Stock determined by dividing $25 million by the closing price for a share of Cisco Common Stock as quoted on the Nasdaq Stock Market for the trading day immediately preceding the third business day prior to the date on which such additional shares of Cisco Common Stock are delivered to Seller in accordance with this subsection
(b). The aggregate amount of additional consideration payable hereunder if the milestones are met for each of the five periods shall not exceed $125 million.

                  (c) As additional consideration for the POS Holland Shares, Acquiror shall pay Seller a maximum number of shares of Cisco Common Stock determined by dividing $75 million minus the Plant Costs (as defined below) by the closing price for a share of Cisco Common Stock as quoted on the Nasdaq Stock Market for the trading day immediately preceding the third business day prior to the date on which such additional shares of Cisco Common Stock are delivered to Seller in accordance with this subsection (c). "Plant Costs" mean the following costs associated with the closing of any Designated Facility: costs relating to employee benefits such as costs of severance, transition salaries, stay bonuses, termination benefits and costs to terminate or transition benefit plans, costs to consolidate or relocate facilities and personnel, and costs incurred in connection with any collective dismissal or to terminate contractual arrangements such as purchase commitments and leases. "Release Date" means the earlier of three years from the Closing Date or six months after the closure of any Designated Facility. Cisco shall cause the Agent to deliver the shares to be issued pursuant to this subsection to Seller (through book entry transfer at DTC) no later than three business days after the Release Date. Cisco and Parent will work together to minimize Plant Costs. Seller will provide Cisco its recommended plant closing procedures with respect to the closure of any Designated Facility and will advise Cisco as to actions to be taken in connection with the closing of any Designated Facility. If requested by Cisco, Seller will purchase any real property associated with such facilities at fair market value as determined by an independent third party appraiser.

            1.8 Adjustment to POS Holland Share Purchase Price.

                  (a) The U.S. $462.5 million Holland Share Purchase Price shall be adjusted as follows:

                              (i) at the Closing Date, the U.S. $462.5 million POS Holland Purchase Price shall be reduced by the amount of the Pro Forma Consolidated Net Financial Indebtedness as identified in the Reference Pro Forma Consolidated

      Balance Sheet as of September 30, 1999 attached hereto as Schedule 1.8, which was prepared in accordance with the Pirelli Accounting Principles detailed in Schedule 2.4 ("Pirelli Accounting Principles"). The Pro Forma Consolidated Net Financial Indebtedness includes the face amount of such indebtedness, all accrued interest and penalties thereon and all financing fees relating thereto. Such Pro Forma Consolidated Net Financial Indebtedness will be convertible into U.S. dollars using the $U.S./Euro Reference Rate (as hereinafter defined). The U.S. $462.5 million POS Holland Share Purchase Price, as adjusted, shall be referred to as the "Closing Date POS Holland Share Purchase Price"; and

                              (ii) after the Closing Date and in accordance with the terms set forth in Section 1.8(b), the Closing Date POS Holland Share Purchase Price shall be increased or decreased, as applicable, by the Net Equity Adjustment which will be calculated as follows:

            - Consolidated Equity Account as per the Closing Balance Sheet (as defined below) less Consolidated Equity Account as per the Reference Pro Forma Consolidated Balance Sheet as of September 30, 1999 attached hereto as Schedule 1.8. The Closing Balance Sheet will be prepared in accordance with the Pirelli Accounting Principles consistently applied.

            The Calculation of the Consolidated Equity Account for the purpose of the Net Equity Adjustment shall not include:

            - Any assets and/or liabilities recorded as a result of the contribution of the Contributed Business.

            - Any restructuring reserve related to the Plant Costs and Facilities Costs.

            - Any Tax liabilities or any deferred Tax assets or deferred Tax liabilities.

            - Any costs or liabilities related to the Designated Employees (as defined in Section 2.16).

            The consolidation area for the Closing Balance Sheet will include all the POS Entities regardless of any change in the ownership structure resulting from the contribution of the Contributed Business. Therefore, the Consolidated Equity Account used for the purpose of the Net Equity Adjustment will include any minorities. The Net Equity Adjustment will be converted into U.S. $ using the rate published by the European Central Bank for the U.S. $/Euro conversion rate as quoted on page ECB37 on Reuters Screen at or around 1:00 p.m. in Milan on the day immediately preceding the Closing Date (the "$US/Euro Reference Rate").

                  (b) Within 90 days after the Closing Date, Seller shall cause to be prepared and delivered to Acquiror an audited balance sheet of the POS Entities as of the Closing Date (the "Closing Balance Sheet"), reconciled to US GAAP, together with a statement certified by the Seller setting forth in reasonable detail the net cumulative amount of the adjustments based on the items described in Section 1.8(a)(ii) (the "Post Closing Adjustment"), if any. Acquiror shall cooperate and instruct its auditors to cooperate with Seller and their auditors in completing the audit referred to above and provide Seller and its accountants reasonable access during normal business hours upon prior written notice to such books, records and accounting personnel of the POS Entities as are necessary for Seller to prepare such Closing Balance Sheet. Acquiror shall have 75 days after the receipt of the Closing Balance Sheet to review it to confirm that such Closing Balance Sheet has been prepared in a manner consistent with Seller's past practice (which, for information purposes only, shall be reconciled to US
GAAP). Seller shall cooperate and instruct their auditors to cooperate with the Acquiror and its auditors in completing the review referred to above. Unless Acquiror objects in writing within such 75 day period, Seller's determination of the Post Closing Adjustment shall constitute the Post Closing Adjustment for purposes hereof. In the event Acquiror makes such objection within such 75 day period, the Seller and Acquiror each agree to use their reasonable efforts to resolve the dispute. In the event such dispute is not resolved within 10 days, the parties shall jointly retain the Accounting Firm. In resolving any dispute, the Accounting Firm shall be charged with the task of determining if the Closing Balance Sheet, taken as a whole, was prepared consistent with past practice, and if the Post Closing Adjustment was properly derived from the Closing Balance Sheet and, if not, what adjustments should be made to the Post Closing Adjustment. The parties hereto agree that the results of such Accounting Firm shall be conclusive and binding on each of them and the final determination of the Post Closing Adjustment as approved by such Firm shall prevail. Seller and Acquiror each agree to pay one-half of the fees and expenses of such Accounting Firm. Within five (5) days after the Post Closing Adjustment has been conclusively determined as set forth above, Acquiror or Seller, as the case may be, shall pay in cash any amount owing the other as a result of the Post Closing Adjustment unless such amount is less than U.S. $1 million, in which case no amounts shall be due to any party pursuant to this provision.

            1.9 Reimbursement of Certain Costs. After the Closing, Cisco shall invoice Seller quarterly for any Facilities Costs incurred by Cisco for a period of four years after the Closing. Cisco will provide with such invoice supporting detail as to the specific costs. Seller agrees to pay Cisco such Facilities Costs within 30 days of the receipt of such invoice. Cisco will cooperate with Seller to allow Seller to properly record such Facilities Costs. Seller shall have no right to dispute such Facilities Costs (or the supporting detail) but shall not be required to reimburse more than U.S. $50 million of such Facilities Costs in the aggregate. "Facilities Costs" mean any costs associated with closing any of the manufacturing facilities of the POS Entities other than any Designated Facility, including but not limited to costs relating to employee benefits such as costs of severance, transition salaries, stay bonuses, termination benefits and costs to terminate or transition benefit plans, costs associated with the elimination and reduction of product or service lines (including costs to maintain customer goodwill), costs to consolidate or relocate facilities and personnel, costs for new information and telecommunication systems (including acquisition and development costs), and costs incurred in connection with any collective dismissal or to terminate contractual arrangements such as purchase commitments and leases.

            1.10 Further Assurances. If, at any time after the Closing Date, any further action is necessary to carry out the purposes of this Agreement and to vest the Acquiror with full right, title and possession to the Shares (or the Intellectual Property included in the Contributed Business), officers and directors of Parent, Pirelli Cavi and Seller are fully authorized in the name of their respective corporations or otherwise to take, and will take, to the extent such action was required to be taken prior to the Closing, all such lawful and necessary action and, if the action was not required to be taken prior to the Closing, Parent, Pirelli Cavi and Seller shall use their best efforts to take all such lawful and necessary action so long as such action is not inconsistent with this Agreement. Each party shall bear its own expenses with respect to any additional actions that were required to be taken prior to the Closing. Acquiror shall bear the expenses of actions taken by Pirelli after the Closing that were not required to be taken prior to the Closing if such actions are requested in writing by Cisco.


                                   ARTICLE II

        REPRESENTATIONS AND WARRANTIES OF PARENT, PIRELLI CAVI AND SELLER

            In this Agreement, any reference to any event, change, condition or effect being "material" with respect to any entity or group of entities means any event, change, condition or effect which is material to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity or group of entities. In this Agreement, any reference to a "Material Adverse Effect" with respect to any entity or group of entities means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of such entity or group of entities; provided, however, that a Material Adverse Effect on a person shall not include (a) with respect to the POS Entities, any adverse effect on the bookings, revenues, gross margins or earnings of the POS Entities, or any delay in or reduction or cancellation of orders of the POS Entities products, following execution of this Agreement which is primarily attributable to the announcement of the execution of this Agreement and the transactions contemplated hereby; or (b) any change arising out of conditions affecting the economy or industry of such person in general and not specific to such person or its products, services or technology, which conditions do not affect such person in a materially disproportionate matter relative to other participants in the economy or such industry, respectively.

            In this Agreement, any reference to a party's "knowledge" means actual knowledge of such party after such party has made due and diligent inquiry of those officers, directors and other employees of such party who are charged with senior administrative or operational responsibility of the matters represented.

            In this Article II, (a) none of the representations and warranties contained herein relate to the Submarine and Components Business, and (b) all of the representations and warranties relate to and include the Contributed Business (or the Intellectual Property included in the Contributed Business if the election referred to in Section 1.2(b) is made), whether or not such inclusion is expressly mentioned, and regardless of the election made by Pirelli Cavi pursuant to Section 1.2(b).

            Except as disclosed in a document of even date herewith attached as an exhibit to this Agreement and delivered by Pirelli to Acquiror prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the "Disclosure

Schedule"), Parent, Pirelli Cavi and Seller represent and warrant to Cisco and Acquiror as follows:

            2.1 Organization, Standing and Power.

                  (a) Each of Parent, Pirelli Cavi, Seller, POS Holland and the POS Holland Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Parent, Pirelli Cavi, Seller, POS Holland and the POS Holland Subsidiaries has the corporate power to own its properties and to carry on its business as now being conducted and as currently proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which it is required to be so qualified. True and complete copies of the Memorandum and Articles of Association and ByLaws or other organizational documents, as applicable, of POS Holland and the POS Holland Subsidiaries, each as currently in effect, have heretofore been delivered to Acquiror. None of the POS Entities is in violation of any of the provisions of its Memorandum, Articles of Association or Bylaws or equivalent organizational documents.

                  (b) Pirelli Cavi has or, prior to the Closing, will contribute to POS Italy (pursuant to the terms of that certain Contribution Agreement and that certain Patent Assignment Agreement in the forms attached hereto as Exhibits C and D, respectively), in exchange for the POS Italy Shares, the business described in Schedule 2.1 of the Disclosure Schedule (the "Contributed Business"), including certain intellectual property described in Schedule 2.11(a). POS Italy has or will have prior to the Closing all of Pirelli Cavi's right, title and interest in and to the Contributed Business as set forth in the Contribution Agreement, and will have assumed only those liabilities related to the Contributed Business that are set forth on Schedule 2.1. The contribution of the Contributed Business has been or will be made pursuant to Article 2343 of the Italian Civil Code in exchange for newly issued POS Italy Shares (which have been or will be issued with a 10:90 ratio between share capital and share premium upon the transformation of POS Italy from an S.p.A to an S.R.L. and with the application of the provisions of Article 1.d.lgs.n 358/1997 (step-up of basis of assets with the payment of a 27% substitute tax)). The directors and statutory auditors of POS Italy will have verified such value according to
Article 2343, paragraph 3d, of the Italian Civil Code, will have ascertained that no adjustment is required and all the newly issued POS Italy Shares will be fully transferable, with above nominal value. The contribution will have been made in compliance with all laws and regulations, including consultation and notification requirements required by applicable labor legislation.

            2.2 Capitalization.

                  (a) Capitalization of POS Holland. The authorized share capital of POS Holland consists of 1,000,000 ordinary shares of 223 Netherlands guilders per share, of which the POS Holland Shares are the only shares issued as of date hereof. Seller is the record and beneficial owner of the Shares, and Seller has good and valid title to such Shares, free and clear of all liens, pledges, claims, charges, restrictions or other encumbrances. All the Shares are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights or rights of first refusal created by statute, the Memorandum and Articles of Association of POS Holland or any agreement to which POS Holland is a party or by which it is bound. Except for the rights created pursuant to this Agreement, there are no other options, warrants, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character to which POS Holland is a party or by which it is bound obligating POS Holland to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of POS Holland or obligating POS Holland to grant or extend, or enter into any such option, warrant, call, right, commitment or agreement. Except for the agreements contemplated by this Agreement, there are no contracts, commitments or agreements relating to voting, purchase or sale of POS Holland's capital stock. POS Holland is the owner of all outstanding shares of capital stock of each of the POS Holland Subsidiaries (except POS Italy whose shares are also owned by Pirelli Cavi) as further described in Schedule 2.2 of the Disclosure Schedule. Except for the POS Holland Subsidiaries, POS Holland does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

                  (b) POS Holland Subsidiaries. Each POS Holland Subsidiary is listed in Schedule 2.2 of the Disclosure Schedule together with its jurisdiction of organization, authorized share capital and number of issued shares. All issued share capital of each POS Holland Subsidiary (other than POS Italy) is duly authorized, validly issued, fully paid and nonassessable, and is owned directly by POS Holland (except for shares of POS France as specified in Schedule 2.2), free and clear of all liens, pledges, claims, charges, restrictions or other encumbrances. All issued share capital of POS Italy is duly authorized, validly issued, fully paid and nonassessable, and is owned directly by POS Holland and Pirelli Cavi, free and clear of all liens, pledges, claims, charges, restrictions or other encumbrances. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any POS Holland Subsidiary, or otherwise obligating any POS Holland Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. No POS Holland Subsidiary, directly or indirectly, owns any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

                  (c) Outstanding Options. To the extent there are any options to purchase shares of any entity outstanding with respect to any of the employees of the POS Entities, Cisco shall have no liability or responsibility for such options. Such options shall be the responsibility of Parent.

            2.3 Authority. Each of the Parent, Pirelli Cavi and Seller has all requisite corporate power and authority to enter into this Agreement and each of the IPR Agreement, the Supply Agreement, the Contribution Agreement, the Patent Assignment Agreement, the Shared Services, the Assignment and Assumption Agreement, the Submarine Supply Agreement, the Investment Agreements relating to the Submarine and Components Business, and the Carve-Out Agreement (collectively the "Transaction Documents") to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Transaction Documents to which Seller, Pirelli Cavi or Parent is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent, Pirelli Cavi and Seller and no other corporate proceedings on the part of Seller, Pirelli Cavi or Parent is necessary to authorize this Agreement and Transaction Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement and each of the Transaction Documents to which Seller, Pirelli Cavi or Parent is a party have been duly executed and delivered by Parent, Pirelli Cavi and Seller and constitute the valid and binding obligations of Parent, Pirelli Cavi and Seller enforceable against Parent, Pirelli Cavi and Seller in accordance with their respective terms except to the extent enforceability may be limited by applicable bankruptcy, reorganization, moratorium or other laws affecting the enforcement of creditor's rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or equity. The execution and delivery of this Agreement and the Transaction Documents by Parent, Pirelli Cavi and Seller does not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Memorandum, Articles of Association or Bylaws (or comparable organizational documents) of Parent, Pirelli Cavi, Seller or any POS Entity; (ii) any material mortgage, indenture, lease, contract or other material agreement or instrument to which Parent, Pirelli Cavi, Seller or any POS Entity is a party or by which it or any of its assets are bound; or (ii) any material permit, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, Pirelli Cavi, Seller, any of the POS Entities or any of their respective properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required on the part of Parent, Pirelli Cavi, Seller or any of the POS Entities in connection with the execution and delivery of this Agreement or the Transaction Documents or the consummation of the transactions contemplated hereby or thereby, except for (i) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under any Antitrust Laws (as defined herein), which will be made or obtained prior to the Closing; and (ii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, could not reasonably be expected to have a Material Adverse Effect on Parent, Pirelli Cavi, Seller or the POS Entities and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement or the Transaction Documents.

            2.4 Financial Statements. Attached as Schedule 2.4 of the Disclosure Schedule are unaudited combined management accounts of the Photonic Business Unit as at and for the fiscal year ended December 31, 1998 and unaudited combined pro forma management accounts of the POS Entities as at and for the period of inception through September 30, 1999 (balance sheet, statement of operations and statement of cash flows) (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with the Pirelli Accounting Principles described on Schedule 2.4 applied on a consistent basis throughout the periods indicated and with each other. The Financial Statements fairly present, in all material respects, the combined financial condition and operating results of the Photonic Business Unit and the combined financial condition and operating results of the POS Entities, as the case may be, as of the dates, and for the periods, indicated therein (subject to normal audit adjustments). The Reference Pro Forma Consolidated Balance Sheet attached as Schedule 1.8 was prepared in accordance with Pirelli Accounting Principles and fairly presents, in all material respects the pro forma financial condition of the POS Entities as of September 30, 1999 based on the pro forma adjustments described therein, subject to any adjustments necessary as a result of the Contribution or Carve-Out Agreements. The financial projections relating to the Teroptic Systems Business contained in the Pirelli Terrestrial Optical Line Transmission Systems Information Memorandum dated September, 1999 were prepared in good faith based upon assumptions which have been disclosed to Cisco.

            2.5 Absence of Certain Changes. Except as set forth in Schedule 2.5 of the Disclosure Schedule, since September 30, 1999 (the "Balance Sheet Date"), each POS Entity has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect on the POS Entities taken as a whole; (ii) any acquisition, sale, transfer or disposal of, or any constitution of any pledge or mortgage over, any material asset of any POS Entity; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by any POS Entity or any revaluation by any POS Entity of any of its assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of any, or any direct or indirect redemption, purchase or other acquisition by any POS Entity of any of its shares of capital stock; (v) any material contract entered into by any POS Entity, or any material amendment or termination of, or default under, any Material Contract (as defined herein) to which any POS Entity is a party or by which it is bound; (vi) any amendment or change to the Memorandum, Articles of Association or ByLaws (or equivalent charter documents) of any POS Entity; (vii) any material increase in or material modification of the compensation or benefits payable or to become payable by any POS Entity to any of its directors or employees; (viii) any entry into, termination of, or receipt of notice of termination of any permits or other governmental licenses or authorizations material for the conduct of the business of the POS Entities; or (ix) any negotiation or agreement by any POS Entity to do any of the things described in the preceding clauses (i) through (viii) (other than as expressly contemplated hereby and for negotiations with Acquiror and its representatives regarding the transactions contemplated by this Agreement).

            2.6 Absence of Undisclosed Liabilities. No POS Entity has any material obligations or liabilities of any nature (whether accrued, absolute, contingent, matured or unmatured, and whether known or unknown) other than (i) those set forth or adequately provided for in the Balance Sheet included in the Financial Statements as of September 30, 1999 (the "Balance Sheet"), required to be disclosed in accordance with POS Accounting Principles; (ii) those incurred in the ordinary course of business and not required to be set forth in the Balance Sheet under Pirelli Accounting Principles, (iii) those incurred in the ordinary course of business since September 30, 1999 and consistent with past practice, and (iv) those set forth on Schedule 2.6 of the Disclosure Schedule.

            2.7 Litigation. Except as set forth in Schedule 2.7 of the Disclosure Schedule, there is no private or governmental action, suit, proceeding, claim, arbitration or material investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Pirelli, any material action, suit, proceeding, claim, arbitration or investigation threatened against any of the POS Entities or any of their respective properties or any of their respective officers or directors (in their capacities as such). There is no judgment, decree or order against any of the POS Entities. Schedule 2.7 of the Disclosure Schedule also lists all litigation that any of the POS Entities has pending against other parties.

            2.8 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon any of the POS Entities which has or could reasonably be expected to have the effect of prohibiting or materially impairing (i) any current business practice of any of the POS Entities, (ii) any acquisition of property by any of the POS Entities or (iii) the conduct of the Teroptics Business by any of the POS Entities.

            2.9 Governmental Authorization. Each POS Entity has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which such POS Entity currently operates or holds any interest in any of its properties or (ii) that is required for the operation of each POS Entity's business or the holding of any such interest ((i) and (ii) herein collectively called "Authorizations"), and all of such Authorizations are in full force and effect, except where the failure to obtain or have any such Authorizations could not reasonably be expected to have a Material Adverse Effect on the POS Entities, taken as a whole.

            2.10 Title to Property. Each POS Entity has valid title to all of their respective properties, interests in properties and assets, real and personal, reflected in the Balance Sheet or acquired after September 30, 1999 (except properties, interests in properties and assets sold or otherwise disposed of since September 30, 1999 in the ordinary course of business), or with respect to material leased properties and assets, valid leasehold interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties and (iii) liens securing indebtedness reflected on the Balance Sheet. The plants, property and equipment of each POS Entity that are used in and material to the operations of its business are in good operating condition and repair, subject to normal wear and tear. All properties used in and material to the operations of the POS Entities are reflected in the Balance Sheet to the extent POS Accounting Principles require the same to be reflected. Schedule 2.10 of the Disclosure Schedule identifies each parcel of real property owned or leased by any POS Entity.

            2.11 Intellectual Property.

                  (a) Each of the POS Entities owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, trade secrets, inventions, ideas, algorithms, processes, computer software programs or applications (in source code and/or object code form), and tangible or intangible proprietary information or material ("Intellectual Property") that are used in the businesses of the POS Entities as currently conducted. Intellectual Property includes the intellectual property rights of the Contributed Business and excludes the intellectual property of the Submarine and Components Business that is being transferred pursuant to the Carve-Out Agreement. Pirelli Cavi owned, and had the right to transfer ownership of, the Contributed Business to POS Italy, free and clear of all liens, pledges, claims, charges, restrictions or other encumbrances, and had not previously granted any licenses relating thereto, except as disclosed in Schedule 2.11 of the Disclosure Schedule. None of the POS Entities has (i) licensed any of its Intellectual Property in source code form to any party or (ii) entered into any exclusive agreements relating to its Intellectual Property with any party.

                  (b) Schedule 2.11 of the Disclosure Schedule lists (i) all patents and patent applications and all registered trademarks included in the Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all licenses, sublicenses and other agreements pursuant to which any person is authorized to use any Intellectual Property, and (iii) all licenses, sublicenses and other agreements pursuant to which any POS Entity is authorized to use any third party patents, trademarks or copyrights, including software ("Third Party Intellectual Property Rights") other than Commercial Software. "Commercial Software" means packaged commercially available software which has been licensed to a POS Entity pursuant to end-user licenses and which is used in any POS Entity's business but is in no way a component of or incorporated in or specifically required to develop or support any of any POS Entity's products and related trademarks, technology and know how.

                  (c) There is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights, or any Third Party Intellectual Property Rights, by any third party, including any employee or former employee of any POS Entity or Pirelli, except as disclosed in Schedule
2.7 of the Disclosure Schedule. No POS Entity has entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders or license agreements arising in the ordinary course of business.

                  (d) No POS Entity is, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property or Third Party Intellectual Property Rights, except as disclosed in Schedule 2.24 of the Disclosure Schedule.

                  (e) All patents, registered trademarks, service marks and copyrights held by the POS Entities (including the Intellectual Property included in the Contributed Business) are valid and subsisting excluding the patents identified in Schedule 2.11(c) for the reasons set forth therein. No POS Entity (nor Pirelli Cavi, with respect to the Intellectual Property included in the Contributed Business) has been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party, except as disclosed in Schedule 2.11 of the Disclosure Schedule. The manufacturing, marketing, licensing or sale of the products of the POS Entities do not infringe any patent, copyright, trade secret or other proprietary right of any third party. No POS Entity (nor Pirelli Cavi, with respect to the Intellectual Property included in the Contributed Business) has brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party, except as disclosed in Schedule 2.11 of the Disclosure Schedule.

                  (f) Each POS Entity and Pirelli Cavi with respect to the Intellectual Property included in the Contributed Business have secured valid written assignments from all consultants and employees who contributed to the creation or development of the Intellectual Property of the rights to such contributions that such POS Entity does not already own by operation of law.

                  (g) Each POS Entity and Pirelli Cavi with respect to the Intellectual Property included in the Contributed Business have taken all reasonably necessary and appropriate steps to protect and preserve the confidentiality of all Intellectual Property not otherwise protected by patents, patent applications or copyright ("Confidential Information"). All use, disclosure or appropriation of Confidential Information owned by any POS Entity (or Pirelli Cavi with respect to the Intellectual Property included in the Contributed Business) by or to a third party has been pursuant to the terms of a written agreement between such POS Entity (or Pirelli Cavi with respect to the Intellectual Property included in the Contributed Business) and such third party, other than disclosures in the ordinary course of business. All use, disclosure or appropriation of Confidential Information not owned by a POS Entity (or Pirelli Cavi with respect to the Intellectual Property included in the Contributed Business) has been pursuant to the terms of a written agreement between a POS Entity (or Pirelli Cavi with respect to the Intellectual Property included in the Contributed Business) and the owner of such Confidential Information, or is otherwise lawful.

                  (h) Except as set forth on Schedule 2.11 of the Disclosure Schedule, there are no actions that must be taken within sixty (60) days of the Closing Date that, if not taken, will result in the loss of any of the Intellectual Property, including the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any of the Intellectual Property.

                  (i) There is no restriction on the ability of Acquiror to transfer the Intellectual Property to entities located outside of Italy.

                  (j) Pirelli shall promptly notify Cisco if it becomes aware after the Closing Date of any fact that would make such patents invalid or unenforceable or, if not yet issued, when such patents are issued, invalid or unenforceable.

            2.12 Environmental Matters.

                  (a) The following terms shall be defined as follows:

                              (i)   "Environmental and Safety Laws" shall
      mean all applicable laws, ordinances, codes, regulations, rules, policies and orders that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public.

                              (ii)  "Hazardous Materials" shall mean any
      toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, those substances, materials and wastes defined in or regulated under any Environmental and Safety Laws.

                              (iii) "Property" shall mean all real property leased or owned by, or otherwise used in the conduct of the business of, any of the POS Entities, either currently or in the past.

                              (iv) "Facilities" shall mean all buildings and improvements on the Property.

                  (b) (i) to Pirelli's knowledge, no methylene chloride or asbestos is contained in or has been used at or released from the Facilities except in material compliance with all applicable Environmental and Safety Laws;
(ii) to Pirelli's knowledge, all Hazardous Materials have been disposed of in accordance with all applicable Environmental and Safety Laws; (iii) no POS Entity has received any notice (verbal or written) of any material noncompliance of the Facilities or its past or present operations with Environmental and Safety Laws; (iv) no administrative actions or suits are pending or, to Pirelli's knowledge, threatened relating to a violation of any Environmental and Safety Laws; (v) to Pirelli's knowledge, there have not been in the past, and are not now, any Hazardous Materials on, under or migrating to or from the Facilities or Property so as to give rise to any material liability under applicable laws; (vi) to Pirelli's knowledge, there have not been in the past, and are not now, any underground tanks or underground improvements at, on or under the Property including without limitation, treatment or storage tanks, sumps, or water, gas or oil wells except those placed and maintained in material compliance with all applicable Environmental and Safety Laws; (vii) the Facilities and the POS Entities' uses and activities therein have at all times complied in all material respects with all Environmental and Safety Laws; (viii) the Properties are not affected by any pollution or other negative environmental conditions which, regardless of the source, would create the obligation for any of the POS Entities or third parties to assume any material obligation of clearance of the land or similar liability under Environmental and Safety Laws or any other material liability towards third parties under the same laws; and
(ix) the POS Entities have all the material permits and licenses required to be issued under all applicable laws regarding Environmental and Safety Laws and are in material compliance with the terms and conditions of those permits and licenses.

            2.13 Taxes. Each POS Entity, and any consolidated, combined, unitary or aggregate group for Tax (as defined below) purposes of which any POS Entity is or has been a member ("Tax Group"), have timely filed all material Tax Returns required to be filed by them and have paid all Taxes shown thereon to be due. Such Tax Returns are true, correct and complete in all material respects. There is (i) no material claim for Taxes being asserted against any POS Entity or with respect to the Contributed Business, (ii) no audit of any Tax Return of any POS Entity being conducted by a Tax Authority, (iii) no extension of the statute of limitations on the assessment of any Taxes granted by any POS Entity currently in effect, (iv) no agreement, contract or arrangement to which any POS Entity is a party that would result in the payment of any amount that would not be deductible by reason of Section 280G of the U.S. Internal Revenue Code of 1986, as amended (the "Code") and (v) no material unpaid Tax for which any of the POS Entities could be held liable as a transferee of the Contributed Business or of other contributed assets or successor in interest of Parent. No POS Entity is a party to any Tax sharing or Tax allocation agreement nor does any POS Entity have any liability or potential liability to another party under any such agreement. No POS Entity has ever been a member of a consolidated, combined or unitary group for United States or Dutch Tax purposes. The assets of the Contributed Business to POS Italy by Pirelli Cavi are recorded in the Italian statutory book and also for corporate income tax purposes at fair market value as a result of election by Pirelli Cavi of the Tax treatment allowed by Article 1 d.lgs.n 358/1997 elected upon the contribution of the Contributed Business to POS Italy. For purposes of this Agreement, the following terms have the following meanings: "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, capital, transfer, franchise, profits, license, withholding, payroll, employment, social security, registration, excise, severance, stamp, occupation, Pension Benefit Guaranty Corporation, premiums, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental entity (a "Tax Authority") responsible for the imposition of any such tax either in the United States or in any non-United States jurisdiction, including (but not limited to) Italy, The Netherlands, France and Germany, (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period, and
(iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of being a transferee of or successor to any person or as a result of any express or implied obligation to indemnify any other person. As used herein, "Tax Return" shall mean any return, statement, report or form (including, without limitation, estimated tax returns and reports, withholding tax returns and reports and information reports and returns) required to be filed with respect to Taxes. The POS Entities have in their possession receipts for any material amounts of Taxes paid to Tax authorities.

            2.14  Employee Benefit Plans.

                  (a) Schedule 2.14 of the Disclosure Schedule lists, with respect to POSNA, (i) all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), (ii) each loan to a non-officer employee in excess of U.S. $100,000, loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (iv) other fringe or employee benefit plans, programs or arrangements that apply to senior management of POSNA and that do not generally apply to all employees, and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of POSNA of greater than U.S. $100,000 remain for the benefit of, or relating to, any present or former employee, consultant or director of POSNA (together, the "Employee Plans").

                  (b) POSNA has furnished Acquiror a copy of each of the Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications relating thereto) and has, with respect to each Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the last three plan years. Any Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied (or has time remaining in which to apply) to the Internal Revenue Service for such a determination letter prior to the expiration of the applicable remedial amendment period under applicable Treasury Regulations or Internal Revenue Service pronouncements to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under a standardized prototype plan for which an Internal Revenue Service opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. POSNA has also furnished Acquiror with the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Employee Plan, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Employee Plan subject to Code Section 401(a). POSNA has furnished or made available to Acquiror all registration statements and prospectuses if any prepared in connection with each Employee Plan.

            (c) (i) Except as set forth in Schedule 2.14(c) of the Disclosure Schedule, none of the Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"); (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Employee Plan, which could reasonably be expected to have, in the aggregate, a Material Adverse Effect on the POS Entities, taken as a whole; (iii) each Employee Plan has been administered in all material respects in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and each POS Entity has performed all material obligations required to be performed by it under, is not in any material respect in default under or violation of, and has no knowledge of any material default or violation by any other party to, any of the Employee Plans;
(iv) no POS Entity or any trade or business (whether or not incorporated) which is treated as a single employer with any POS Entity within the meaning of
Section 414(b), (c), (m) or (o) of the Code ("an ERISA Affiliate") is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Employee Plans; (v) all material contributions required to be made by any POS Entity or ERISA Affiliate to any Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Employee Plan for the current plan years; (vi) with respect to each Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to
Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 or ERISA has occurred; (vii) no Employee Plan is covered by, and no POS Entity or ERISA Affiliate has incurred or expects to incur any liability under Title IV of ERISA or Section 412 of the Code, other than PBGC premium payments or required contributions under Title IV of ERISA or Section 412 of the Code; and (viii) each Employee Plan provides that it can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without liability to Acquiror (except as to benefits accrued and vested thereunder prior to such amendment, termination or discontinuance and the ordinary administrative expenses incurred in relation to such event). With respect to each Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, the POS Entities have materially complied with all applicable reporting and notice requirements. No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Pirelli is threatened, against or with respect to any such Employee Plan, including any audit or inquiry by any Taxing Authority or Government Entity. No payment or benefit which will or may be made by any POS Entity to any employee will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

                  (d) Except as set forth in Schedule 2.14(d) of the Disclosure Schedule, there has been no amendment to, written interpretation or announcement (whether or not written) by any POS Entity relating to, or change in participation or coverage under, any Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in the Financial Statements.

                  (e) Except as set forth in Schedule 2.14(e) of the Disclosure Schedule, no POS Entity sponsors, participates in or contributes to, nor has it ever established, sponsored, participated in, or contributed to, any employee pension benefit plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or
Section 412 of the Code.

                  (f) POSNA is not a party to, nor has made any contribution to or otherwise incurred any obligation to contribute to, any "multiemployer plan" as defined in Section 3(37) of ERISA.

                  (g) Each compensation and benefit plan required to be maintained or contributed to by the law or applicable custom or rule of the relevant jurisdiction outside of the United States (the "Plans") is listed in
Schedule 2.14(g) of the Disclosure Schedule. As regards each such Plan, unless disclosed in Schedule 2.14(g) of the Disclosure Schedule (i) each of the Plans is in material compliance with the provisions of the laws of each jurisdiction in which each such Plan is maintained, to the extent those laws are applicable to the Plans; (ii) all material contributions to, and material payments from, the Plans which may have been required to be made in accordance with the terms of any such Plan, and, when applicable, the law of the jurisdiction in which such Plan is maintained, have been timely made or shall be made by the Closing Date, and all such contributions to the Plans, and all payments under the Plans, for any period ending before the Closing Date that are not yet, but will be, required to be made, are reflected as an accrued liability on the Balance Sheet, or disclosed to Acquiror within fifteen (15) days following the date hereof in
Schedule 2.14(g) of the Disclosure Schedule; (iii) the POS Entities have materially complied with all applicable reporting and notice requirements, and all of the Plans have obtained from the governmental body having jurisdiction with respect to such plans any required determinations, if any, that such Plans are in compliance with the laws of the relevant jurisdiction if such determinations are required in order to give effect to the Plan; (iv) each of the Plans has been administered in all material respects at all times in accordance with its terms and applicable law and regulations; (v) to the knowledge of Pirelli, there are no pending investigations by any governmental body involving the Plans, and no pending claims (except for claims for benefits payable in the normal operation of the Plans), suits or proceedings against any Plan or asserting any rights or claims to benefits under any Plan; and (vi) subject to compliance with
Section 5.7(e), the consummation of the transactions contemplated by this Agreement will not by itself create or otherwise result in any liability with respect to any Plan other than the triggering of payment to participants.

            2.15 Certain Agreements Affected. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of any POS Entity, (ii) materially increase any benefits otherwise payable by any POS Entity or (iii) result in the acceleration of the time of payment or vesting of any such benefits except, in each case, as provided by applicable laws or national collective bargaining agreements to which the POS Entities are parties.

            2.16 Employee Matters. The personnel employed by the POS Entities (including certain employees currently employed by entities other than the POS Entities to be employed by the POS Entities prior to Closing) are specified in
Schedule 2.16 of the Disclosure Schedule together with the indication of level and seniority of employment and relevant compensation, including, to the extent readily available, any fringe benefits. An additional seven (7) employees listed in Schedule 2.16 as Additional Staff Employees shall be transferred to the Teroptics Systems Business prior to the Closing Date (the costs and liabilities relating to such employees were not included in the Financial Statements and will not be included in the Closing Balance Sheet) (the "Designated Employees"). The POS Entities are in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and are not engaged in any unfair labor practice. Except as disclosed in Schedule 2.16 of the Disclosure Schedule, the POS Entities have withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees; have filed all declarations, returns and reports to be filed with respect to social security and welfare laws and regulations and paid all relevant social and welfare charges; and are not liable for any arrears of material wages or any material Taxes or any material penalty for failure to comply in any material respect with any of the foregoing. No POS Entity is liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending claims against any POS Entity under any workers compensation plan or policy or for long term disability. There are no controversies pending or, to the knowledge of Pirelli, threatened, between any POS Entity and any of their respective employees, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any agency, court or tribunal, foreign or domestic. The transaction contemplated by this Agreement will not constitute a termination event of any employment relationship with any of the POS Entities, and will not trigger any specific right in favor of any of their employees except as provided by applicable laws or national collective bargaining agreements to which the POS entities are parties. No POS Entity is a party to any collective bargaining agreement or other labor union contract, except for POS Italy, POS France and POS Germany which are subject to the national collective bargaining agreements. During the past 3 years the POS Entities have suffered no material strikes or work stoppage by their employees except for national strikes.

            2.17 Insurance. Pirelli has made available to Acquiror summaries of all material policies of insurance to which any POS Entity is a party or by which its assets or businesses are covered. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums due and payable under all such policies and bonds have been paid and the POS Entities are otherwise in compliance in all material respects with the terms of such policies.

            2.18 Compliance With Laws. Each POS Entity has complied with, is not in violation of, and has not received any notices of violation with respect to, any statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not be reasonably expected to have a Material Adverse Effect on the POS Entities, taken as a whole.

            2.19 Brokers' and Finders' Fees. Except for the fees and expenses of Merrill Lynch International and Lazard Freres, none of the POS Entities, Parent, Pirelli Cavi or Seller has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby. The fees and expenses of Merrill Lynch International and Lazard Freres will be paid by Seller.

            2.20 Inventory. The inventories (net of provisions for obsolete and slow moving inventory) shown on the Financial Statements or thereafter acquired by the POS Entities consisted of items of a quantity and quality consistent with good business practices, all in accordance with the past practices consistently applied. Since the Balance Sheet Date, the POS Entities have continued to replenish inventories in a normal and customary manner consistent with past practices. No POS Entity has received written or oral notice that it will experience in the foreseeable future any difficulty in obtaining in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions the raw materials, supplies or component products required for the manufacture, assembly or production of its products. The values at which inventories are carried reflect the inventory valuation policy of the POS Entities, which is consistent with past practice and in accordance with POS Accounting Principles applied on a consistent basis. Since the Balance Sheet Date, due provision was made on the books of the POS Entities in the ordinary course of business consistent with past practices to provide for all slow-moving, obsolete, or unusable inventories to their estimated useful or scrap values. As of the date hereof, the POS Entities have no inventory in the distribution channel and have no commitments to purchase inventory.

            2.21 Accounts Receivable. Subject to any reserves set forth in the Financial Statements, the accounts receivable shown on the Financial Statements represent bona fide claims against debtors for sales and other charges, and are not subject to discount except for normal cash and immaterial trade discounts. The amount carried for doubtful accounts and allowances disclosed in the Financial Statements was calculated in accordance with POS Accounting Principles and in a manner consistent with prior periods.

            2.22 Material Contracts. Except for the contracts and agreements described in Schedule 2.22 of the Disclosure Schedule (collectively, the "Material Contracts"), no POS Entity is a party to or bound by (and the Contributed Business does not include) any material contract, including without limitation:

                  (a) any distributor, sales, advertising, agency or manufacturer's representative contract involving annual payments in excess of U.S. $500,000.

                  (b) any contract which requires aggregate future payments by or to any POS Entity of more than U.S. $500,000 which are not terminable by such POS Entity on less than ninety (90) days' notice without penalty;

                  (c) any contract that expires or may be renewed at the option of any person other than a POS Entity so as to expire more than one year after the date of this Agreement;

                  (d) any trust indenture, mortgage, promissory note, loan agreement or other contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with Pirelli Accounting Principles;

                  (e) any contract for capital expenditures in excess of U.S. $500,000;

                  (f) any contract limiting the freedom of any POS Entity to engage in any line of business or to compete with any other person, or any confidentiality, secrecy or non-disclosure contract entered other than in the ordinary course of business;

                  (g) any contract pursuant to which any POS Entity is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving, in the case of any such contract, more than U.S. $500,000 annually;

                  (h) any contract with any director or officer; or

                  (i) any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other person other than indemnification entered into in the ordinary course consistent with past practice.

            2.23 No Breach of Material Contracts. All Material Contracts are in written form. Each POS Entity has performed in all material respects all of the obligations required to be performed by it and is entitled to all benefits under, and is not, to the knowledge of Pirelli, alleged to be in material default in respect of any Material Contract. Each of the Material Contracts is in full force and effect, and there exists no material default or event of default or event, occurrence, condition or act, with respect to any POS Entity or to Parent and Seller's knowledge with respect to the other contracting party, which, with the giving of notice, the lapse of the time or the happening of any other event or conditions, would reasonably be expected to become a material default or event of default under any Material Contract. True, correct and complete copies of all Material Contracts have been delivered to Acquiror.

            2.24 Third Party Consents. Schedule 2.24 of the Disclosure Schedule lists all Material Contracts of the POS Entities that require a novation or consent to assignment, as the case may be, prior to the Closing Date as a result of the transactions contemplated hereby.

            2.25 Material Third Party Consents. Schedule 2.25 of the Disclosure Schedule sets forth every contract which, if no novation occurs to make Acquiror a party thereto or if no consent to assignment is obtained, would have a material adverse effect on Acquiror's ability to operate the business in the same manner as the business was operated by the POS Entities prior to the Closing Date.

            2.26 Year 2000. Except as a result of errors or "bugs" contained in data that is generated by third parties and processed by the POS Entities' products, none of the products and services sold, licensed, rendered, or otherwise provided by any POS Entity in the conduct of its business will malfunction, will cease to function, will generate materially incorrect data or will produce materially incorrect results and will not directly cause any of the above with respect to the property or business of third parties using such products or services when processing, providing or receiving (i) date-related data from, into and between the Twentieth (20th) and Twenty-First (21st) centuries, or (ii) date-related data in connection with any valid date in the Twentieth (20th) and Twenty-First (21st) centuries. Other than certifications as to Year 2000 compliance given to customers in the ordinary course, no POS Entity has made any representations or warranties specifically relating to the ability of any product or service sold, licensed, rendered, or otherwise provided by any POS Entity in the conduct of its business to operate without malfunction, to operate without ceasing to function, to generate correct data or to produce correct results when processing, providing or receiving (i) date-related data from, into and between the Twentieth (20th) and Twenty-First (21st) centuries, and (ii) date-related data in connection with any valid date in the Twentieth
(20th) and Twenty-First (21st) centuries.

            2.27 Registration Statement; Prospectus. The information supplied by Pirelli for inclusion in the registration statement on Form S-3 (or such other or successor form as shall be appropriate) pursuant to which the shares of Cisco Common Stock to be issued hereunder will be registered with the SEC for resale (the "Registration Statement") shall not at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Closing any event or information should be discovered by Pirelli which should be set forth in an amendment to the Registration Statement Pirelli shall promptly inform Cisco.

            2.28 Teroptics Systems Business. Except as set forth in Schedule 2.28, all assets owned or held by Pirelli for use in the Teroptics Systems Business (other than those described in the Shared Services Agreement) are now owned or held by the POS Entities.

            2.29 Submarine and Components Business. All assets and liabilities relating to Components and Devices (as such terms are defined in the IPR Agreement) and submarine optic devices (the "Submarine and Components Business") have been or will be, prior to the Closing, transferred out of the POS Entities pursuant to the Carve-Out Agreement in the form attached hereto as Exhibit E.

            2.30 Securities Act. Parent and Seller are acquiring the shares of Cisco Common Stock solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act. Parent and Seller acknowledge that the shares are not registered under the Securities Act or any applicable state securities law, and that such shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable.


                                   ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF CISCO AND ACQUIROR

            Cisco and Acquiror represent and warrant to Parent and Seller as follows:

            3.1 Organization, Standing and Power. Each of Cisco and Acquiror is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Cisco and Acquiror has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Cisco or Acquiror. The Cisco Common Stock to be issued pursuant to this Agreement will be duly authorized, validly issued, fully paid and nonassessable.

            3.2 Authority. Each of Cisco and Acquiror has all requisite corporate power and authority to execute and deliver this Agreement and each of the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, each of the Transaction Documents to which Cisco or Acquiror is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Cisco and Acquiror and no other corporate proceedings on the part of Cisco or Acquiror are necessary to authorize this Agreement, any Transaction Document to which Cisco or Acquiror is a party or to consummate the transactions contemplated hereby or thereby. This Agreement and each of the Transaction Documents to which it is a party have been duly executed and delivered by Cisco and Acquiror and constitute the valid and binding obligations of Cisco and Acquiror enforceable against Cisco and Acquiror in accordance with their respective terms, except to the extent enforceability may be limited by applicable bankruptcy, reorganization, moratorium or other laws affecting the enforcement of creditor's rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or equity. The execution and delivery of this Agreement and each of the Transaction Documents to which Acquiror or Cisco is a party do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Articles of Incorporation or Bylaws (or equivalent organizational documents) of Cisco or Acquiror, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument to which Cisco or Acquiror is a party or by which it or its assets are bound or (c) any material permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Cisco or Acquiror or its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Cisco or Acquiror in connection with the execution and delivery of this Agreement by Cisco or Acquiror or the consummation by Acquiror of the transactions contemplated hereby, except for (i) the filing of a Form 8-K with the SEC and National Association of Securities Dealers ("NASD") within 15 days after the Closing Date, (ii) the filing of a registration statement on Form S-3 with the SEC covering the resale of the shares of Cisco Common Stock issued hereunder, (iii) any filings as may be required under applicable state securities laws and the securities laws of any foreign country, (iv) such filings as may be required under HSR and other Antitrust Laws (as defined herein), (v) the filing with the Nasdaq Stock Market of a Notification Form for Listing of Additional Shares with respect to the shares of Cisco Common Stock issued hereunder and (vi) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Cisco or Acquiror and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

            3.3 SEC Documents; Financial Statements. Cisco has made available to Pirelli each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, and other filings filed with the SEC by Cisco since July 31, 1999, (collectively, the "SEC Documents"). In addition, Cisco has made available to Pirelli all exhibits to the SEC Documents filed prior to the date hereof, and will promptly make available to Pirelli all exhibits to any additional SEC Documents filed prior to the Closing Date As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed SEC Document. The financial statements of Cisco, including the notes thereto, included in the SEC Documents (the "Cisco Financial Statements") were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with US GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q of the SEC). The Cisco Financial Statements fairly present the consolidated financial condition and operating results of Cisco and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments).

            3.4 Absence of Undisclosed Liabilities. Cisco has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet or in the related Notes to Consolidated Financial Statements included in Cisco's Quarterly Report on Form 10-Q for the quarter ended October 30, 1999 (the "Cisco Balance Sheet"), (ii) those disclosed in SEC documents filed subsequent to such Quarterly Report on Form 10-Q for the quarter ended October 30, 1999, (iii) those incurred in the ordinary course of business and not required to be set forth in the Cisco Balance Sheet under US GAAP, and (iv) those incurred in the ordinary course of business since the Cisco Balance Sheet Date and consistent with past practice.

            3.5 Broker's and Finders' Fees. Except for the fees and expenses of Goldman Sachs & Co. Inc., neither Cisco nor Acquiror has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby. The fees and expenses of Goldman Sachs & Co. Inc. will be paid by Cisco.

            3.6 Registration Statement; Prospectus. The information supplied by Cisco for inclusion in the Registration Statement shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Closing Date any event or information should be discovered by Cisco which should be set forth in an amendment to the Registration Statement, Cisco will promptly inform Pirelli. Notwithstanding the foregoing, Cisco makes no representation, warranty or covenant with respect to any information supplied by Pirelli or any third party which is contained in any of the foregoing documents.

            3.7 Representations and Warranties Complete. Cisco and Acquiror have not relied on any other representations or warranties, whether express or implied, of Pirelli with respect to the transactions contemplated hereby except as expressly set forth herein.


                                   ARTICLE IV

                        CONDUCT PRIOR TO THE CLOSING DATE

            4.1 Conduct of Business of the POS Entities. During the period from the date of this Agreement and continuing until the Closing Date, Parent, Pirelli Cavi and Seller will cause each POS Entity (except to the extent expressly contemplated by this Agreement or as consented to in writing by Acquiror), to (i) carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, (ii) pay debts and Taxes when due subject to good faith disputes over such debts or Taxes,
(iii) pay or perform other obligations when due subject to good faith disputes over such obligations, and (iv) use all commercially reasonable efforts consistent with past practice and policies to preserve intact its properties, assets and business organizations, keep available the services of its officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Closing Date; provided, however, that nothing herein shall restrict the transfer of the Submarine and Components Business as described in the Carve-Out Agreement. Parent, Pirelli Cavi and Seller agree to promptly notify Acquiror of any event or occurrence not in the ordinary course of business, and of any event which could reasonably be expected to have a Material Adverse Effect on any POS Entity.

            4.2 Restriction on Conduct of Business of POS Entities. During the period from the date of this Agreement and continuing until the Closing Date, except as expressly set forth in this Agreement, the Transaction Documents or the Disclosure Schedule, Parent, Pirelli Cavi and Seller shall not allow any of the POS Entities to do, cause or permit any of the following, without the prior written consent of Acquiror:

                  (a) Charter Documents. Amend its Memorandum, Articles of Association or Bylaws (or other comparable governing document);

                  (b) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock;

                  (c) Material Contracts. Enter into any material contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its Material Contracts; provided however, that, in any event, no POS Entity shall enter into any manufacturing agreement or any agreement or commitment for the purchase of products or supplies in an amount in excess of U.S. $250,000 in any one case or U.S. $500,000 in the aggregate;

                  (d) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

                  (e) Intellectual Property. Transfer or license to any person or entity any rights to its Intellectual Property other than the license of non-exclusive rights in the ordinary course of business consistent with past practice;

                  (f) Exclusive Rights. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

                  (g) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its business, except for sales of products in the ordinary course of business consistent with past practice;

                  (h) Indebtedness. Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debentures or debt securities or guarantee any debt securities of others, in each case other than in the ordinary course but in no event in excess of U.S. $500,000;

                  (i) Leases. Enter into any operating lease in excess of U.S. $500,000 of total obligations;

                  (j) Payment of Obligations. Pay, discharge or satisfy in an amount in excess of U.S. $250,000 in any one case or U.S. $500,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Financial Statements;

                  (k) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements in excess of U.S. $1,000,000;

                  (l) Insurance. Materially reduce the amount of any insurance coverage provided by existing insurance policies covering the POS Entities;

                  (m) Termination or Waiver. Terminate or waive any material right other than in the ordinary course;

                  (n) Employee Benefit Plans; New Hires; Pay Increases. Adopt or amend any employee benefit or stock purchase or option plan, or hire any new director level or officer level employee (other than the recruitment of a U.S. marketing manager for POSNA), pay any special bonus or special remuneration to any employee or director or, other than in connection with scheduled performance reviews, in the ordinary course of business consistent with past practices, increase the salaries or wage rates of its employees, except for increases in compensation and benefits required by law or national collective agreements;

                  (o) Severance Arrangements. Grant any severance or termination pay (i) to any director or officer or (ii) to any other employee except payments made pursuant to written agreements outstanding on the date hereof or in the ordinary course provided that any amounts are accrued for in the Closing Balance Sheet to be prepared pursuant to Section 1.8;

                  (p) Lawsuits. Commence a material lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Acquiror prior to the filing of such a suit, (iii) for a breach of this Agreement or any of the exhibits hereto or (iv) as a counterclaim to a lawsuit commenced against it;

                  (q) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing material assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

                  (r) Taxes. Other than in the ordinary course of business, make or change any material election in respect of Taxes, adopt or change any material accounting method in respect of Taxes, file any material Tax Return or any material amendment to a material Tax Return, enter into any material closing agreement, settle any material claim or material assessment in respect of Taxes, or consent to any material extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

                  (s) Revaluation. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or

                  (t) Other. Take or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through (s) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.


                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

            5.1 Access to Information.

                  (a) Pirelli shall cause each of the POS Entities to (i) afford Acquiror and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Closing Date to all of the POS Entities' facilities, properties, books, Tax Returns (and other records and workpapers relating to Taxes), contracts, commitments and records, and all other information concerning the business, properties and personnel of the POS Entities as Acquiror may reasonably request (ii) permit Acquiror to make such inspections (during normal business hours) thereof as Acquiror may reasonably request; (iii) cause its officers to furnish Acquiror with such financial and operating data and other information with respect to the business and properties of the POS Entities as Acquiror may from time to time reasonably request; and (iv) permit an authorized representative of Acquiror to have access to appropriate personnel of any POS Entity as well as the offices and other facilities and properties of the POS Entities for the purpose of reviewing and observing the day to day financial and accounting functions of the POS Entities; provided, however, that any such access shall be conducted at a reasonable time and in such a manner as to not interfere unreasonably with the operations of the business of any of the POS Entities. All such information and access shall be subject to the terms and conditions of the Confidentiality Agreement (as such term is defined below).

                  (b) Subject to compliance with applicable law, from the date hereof until the Closing Date, each of Cisco, Acquiror, Parent and Seller shall confer on a regular and frequent basis with one or more representatives of the other parties to report operational matters of materiality and the general status of ongoing operations.

                  (c) No information or knowledge obtained in any investigation pursuant to this Section 5.1 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated hereby.

                  (d) For a period of eight years after the Closing Date, upon reasonable written notice, Acquiror will give or cause to be given to Seller and its authorized representatives, reasonable access to such information relating to the POS Entities prior to the Closing Date as is reasonably necessary for the preparation or filing of any Tax Return, financial statement or report; provided, however, that any such access shall be conducted at a reasonable time and in such a manner as not to interfere unreasonably with the operations of the business of Cisco, Acquiror or any of the POS Entities.

            5.2 Confidentiality. The parties acknowledge that Cisco and Pirelli have previously executed a non-disclosure agreement (the "Confidentiality Agreement"), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms. In addition, the parties agree that the terms and conditions of the transactions contemplated hereby and information exchanged in connection with the execution hereof shall be subject to the same standard of confidentiality as set forth in the Confidentiality Agreement.

            5.3 Public Disclosure. Unless otherwise permitted by this Agreement, Cisco, Acquiror, Parent, Pirelli Cavi and Seller shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law or by any stock exchange or the NASD.

            5.4 Consents; Cooperation.

                  (a) Each of Cisco, Acquiror, Parent, Pirelli Cavi and Seller shall promptly apply for or otherwise seek, and use its commercially reasonable efforts to obtain, all consents, approvals, authorizations or permits required to be obtained by it for the consummation of the transactions contemplated herein, including those required under HSR. Each of Parent, Pirelli Cavi and Seller shall use its commercially reasonable efforts to obtain all necessary consents, waivers and approvals under any of its or the POS Entities' material contracts in connection with the transactions contemplated hereby. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to HSR or any other federal, state or foreign antitrust or fair trade law.

                  (b) Each of Cisco, Acquiror, Parent, Pirelli Cavi and Seller shall use all commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Cisco, Acquiror, Parent and Seller shall cooperate and use all commercially reasonable efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an "Order"), that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated hereby, unless by mutual agreement Cisco, Acquiror, Parent and Seller decide that litigation is not in their respective best interests. Notwithstanding the provisions of the immediately preceding sentence, it is expressly understood and agreed that neither party shall have any obligation to litigate or contest any administrative or judicial action or proceeding or any Order beyond the earlier of (i) April 1, 2000 or (ii) the date of a ruling preliminarily enjoining the transactions contemplated hereby issued by a court of competent jurisdiction. Each of Cisco, Acquiror, Parent and Seller shall use all commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

                  (c) Notwithstanding anything to the contrary in Section 5.4(a) or (b), (i) Neither Cisco nor Acquiror shall be required to divest any of its or its subsidiaries businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on Acquiror or of the POS Entities after the Closing Date and (ii) neither Parent nor Seller shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on Parent or Seller.

            5.5 Legal Requirements. Each of Cisco, Acquiror, Parent, Pirelli Cavi and Seller will, and will cause their respective subsidiaries to, take all reasonable actions necessary to comply in all material respects promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made by them in connection with the taking of any action contemplated by this Agreement.

            5.6 Listing of Additional Shares. Prior to the Closing Date, Cisco shall file with the Nasdaq Stock Market a Notification Form for Listing of Additional Shares with respect to the shares of Cisco Common Stock issuable hereunder.

            5.7 Employees.

                  (a) Set forth on Schedule 5.7 of the Disclosure Schedule is a list of employees of the POS Entities to whom Cisco will make an offer of employment pursuant to an

Employment and Non-Competition Agreement, substantially in the form of Exhibit F hereto. Acquiror will negotiate in good faith to enter into such an agreement with the employees listed on Schedule 5.7. Seller shall cooperate with Cisco to assist Cisco in entering into such an agreement with such employees.

                  (b) All employees of the Teroptics Business employed in the U.S. (the "U.S. Employees"), excluding any such employee on long-term disability, shall be transferred to POSNA immediately prior to the Closing Date.

                  (c) Effective as of the Closing Date, Cisco shall adopt or cause POSNA to adopt for the U.S. Employees employee benefit plans and policies substantially similar to those employee benefit plans and policies maintained for similarly situated employees of Cisco. Cisco will credit or cause the POS Entities to credit employees of POS Entities on the Closing Date ("POS Employees") with service credit for their period of employment with the POS Entities (or with their affiliates) for eligibility and vesting purposes under any Cisco group health plan under ERISA or that is qualified under Section 401(a) of the Code. Each U.S. Employee shall be credited with any accrued, but unused vacation as of the Closing Date under Cisco's vacation policy. Notwithstanding the foregoing, Cisco shall pay the U. S. Employees as soon as administratively possible following the Closing Date any accrued, but unused vacation as of the Closing Date that exceeds the maximum number of weeks that may be accrued under Cisco's vacation policy. Cisco shall and shall cause the POS Entities to waive all pre-existing condition exclusions with respect to group health plans maintained for the benefit of POS Employees (to the extent such pre-existing conditions were satisfied prior to the Closing Date under the POS Entities' group health plans) and provide for the credit to each such POS Employee with all deductible payments and co-payments paid by such employee under the POS Entities' group health plans prior to the Closing Date during the current year for purposes of determining the extent to which any such employee has satisfied any deductible or maximum out-of-pocket limitation under such plan for such plan year.

                  (d) Coverage of U.S. Employees under ERISA employee plans maintained by any affiliates of POSNA for the benefit of U.S. Employees (each an "ERISA Plan") shall terminate as of the Closing Date. POSNA's sole obligation with respect to ERISA Plans shall be to pay any contributions or premiums with respect to coverage of U.S. Employees through the Closing Date consistent with past practice and for benefits accrued or claims incurred through the Closing Date with respect to short-term disability and vision care.

                  (e) Cisco shall or shall cause the POS Entities with respect to POS employees employed outside of the U.S. to continue to maintain all benefit plans and arrangements in effect at the Closing Date in accordance with their terms and any applicable collective agreements and statutory schemes. Nothing herein shall prevent Cisco from terminating such plans and arrangements on or after the Closing Date.

                  (f) Parent and Seller shall indemnify and hold harmless Cisco, Acquiror and POSNA with respect to any liability arising under any benefit plan subject to Title IV of ERISA or any retiree medical plan maintained by any entity within the controlled group of POSNA immediately prior to the Closing Date, other than with respect to contributions to any such plan as set forth in
(d) above.

                  (g) Cisco shall indemnify and hold harmless Pirelli with respect to any liability under the May 1995 POSNA Severance Compensation Plan as it relates to those former Pirelli employees that Cisco may terminate within six months of the Closing Date.

            5.8 Proprietary Information. All information (i) about the Contributed Business and the POS Entities, including without limitation, the identity of the POS Entities' customers and suppliers, and all of the POS Entities' internal procedures and processes, costs, materials, special customer requirements, pricing techniques, business plans, and operational procedures and policies; and (ii) about any Intellectual Property is referred to herein as "Proprietary Information." Proprietary Information shall not include, however, information which is or becomes generally available to the public other than as a result of a disclosure by Pirelli or their directors, officers, employees, agents and advisors (including, without limitation, financial advisors, attorneys and accountants) (collectively "Representatives"), as required by law or a court or regulatory authority or which becomes publicly available other than by a breach of Pirelli of this Agreement. Unless otherwise agreed to in writing by Acquiror, Parent and Seller shall keep all Proprietary Information confidential, shall not disclose or reveal any Proprietary Information to any person and shall not use Proprietary Information for any purpose except for Proprietary Information relating to the Submarine and Components Business. Parent and Seller shall be responsible for any breach of the terms of this provision by it or its Representatives. The provisions of this Section shall survive the Closing indefinitely.

            5.9 Covenants Regarding Employees and Covenant Not to Interfere, Compete or Solicit Business.

                  (a) Pirelli hereby agrees that, commencing on the date hereof, neither it nor any of its affiliates shall induce or encourage, or assist others to induce or encourage, any current employee of any of the POS Entities to decline an employment arrangement with Acquiror, or interfere in any manner with the relationship between such POS Entity and such employee and Pirelli hereby agrees that for a period of two years from the Closing Date, neither it nor any of its affiliates shall induce or encourage, or assist others to induce or encourage, any current employee of any of the POS Entities, if such employee is hired by Acquiror, to leave Acquiror's employ, whether to accept a position with it or an entity related to or affiliated with it or otherwise. Each of Cisco and Acquiror hereby agrees that, commencing on the date hereof, neither it nor any of its affiliates shall induce or encourage, any current employee of the Submarine and Components Business to decline an employment arrangement with Seller or interfere in any manner with the relationship between such business and such employee, and each of Cisco and Acquiror hereby agrees that for a period of two years from the Closing Date, neither it nor any of its affiliates shall induce or encourage, any current employee of the Submarine and Components Business, if such employee is hired by Seller, to leave Seller's employ, whether to accept a position with it or any entity related to or affiliated with it or otherwise. The provisions of this Section 5.9(a) shall survive the Closing for a period of two years.

                  (b) Pirelli hereby agrees that commencing on the date hereof and ending on the second anniversary of the Closing Date, neither it nor any of its affiliates shall directly or indirectly in any manner whatsoever induce or assist others to induce any supplier of any POS Entity to terminate its association with such entity or do anything, directly or indirectly, to interfere with the business relationship between a POS Entity and any of its current or prospective suppliers. Cisco and Acquiror hereby agree that commencing on the date hereof and ending on the second anniversary of the Closing Date, neither it nor any of its affiliates shall directly or indirectly in any manner whatsoever induce or assist others to induce any supplier of the Submarine and Components Business to terminate its association with such entity or do anything, directly or indirectly, to interfere with the business relationship between such Business and any of its current or prospective suppliers, except as otherwise set forth in agreements between Cisco and Pirelli.

                  (c) In furtherance of the sale of the Shares to Acquiror and more effectively to protect the business and good will of the POS Entities, upon the consummation of the transactions contemplated hereby, Pirelli agrees that, for a period commencing on the Closing Date and ending on the third annual anniversary of the Closing Date, it and its affiliates will not: directly or indirectly (whether as an employer, employee, partner, stockholder, consultant, investor, director, representative or otherwise) anywhere within the world own, manage, operate, control or be employed by, participate in, consult with, or be otherwise connected in any manner with the ownership, management or operation of any business involving the Teroptics Systems Business (the "Covered Activities"). Notwithstanding the foregoing, nothing herein shall restrict Pirelli or its affiliates from (i) owning, solely for investment purposes up to five percent of any class of securities of any person engaged in the Covered Activities, (ii) engaging and operating the Submarine and Components Business, or any of the other existing businesses of Pirelli and its affiliates (other than the Teroptics Systems Business), including without limitation, the business of purchasing, reselling, installing, maintaining and servicing products manufactured, distributed and sold by the Teroptics Systems Business or by any competitor of the Teroptics Systems Business as part of a turn key project or other project in which Pirelli or any of its affiliates is the manager or contractor and (iii) acquiring or owning, or managing or controlling any business whose annual sales from products included in the Covered Activities represent less than twenty percent of that business' annual sales, provided that the Seller disposes of such competing business to a third party purchaser within 12 months after the acquisition thereof.

                  (d) Upon the consummation of the transactions contemplated hereby, each of Cisco and Acquiror agrees that, for a period commencing on the Closing Date and ending on the third annual anniversary of the Closing Date, it and its affiliates will not: directly or indirectly (whether as an employer, employee, partner, stockholder, consultant, investor, director, representative or otherwise) anywhere within the world own, manage, operate, control or be employed by, participate in, consult with, or be otherwise connected in any manner with the ownership, management or operation of any business involving the Submarine and Components Business (the "Other Activities"). Notwithstanding the foregoing, nothing herein shall restrict the Cisco, Acquiror or its affiliates from (i) owning, solely for investment purposes up to five percent of any class of securities of any person engaged in the Other Activities , (ii) engaging and operating the Teroptics Systems Business, or any of the other existing businesses of Cisco, Acquiror and its affiliates; (iii) investing in the Pirelli Submarine and Components Business; and (iv) acquiring or owning, or managing or controlling any business whose annual sales from products included in the Other Activities represent less than twenty percent of that business' annual sales, provided that the Cisco disposes of such competing business to a third party purchaser within 12 months after the acquisition thereof.

                  (e) Without limiting the rights of the parties to pursue all other legal and equitable rights available to them for violation of this Section
5.9 or Section 5.8 by any of the other parties hereto, it is agreed that other remedies cannot fully compensate a party for such a violation and that the parties shall be entitled to injunctive relief to prevent the violation or the continuing violation thereof. It is the intent and understanding of each party hereto that if, in any action before any Governmental Entity legally empowered to enforce Section 5.9 or Section 5.8, any term, restriction, covenant or promise in this Section 5.9 or Section 5.8 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

            5.10 Use of Trademarks and Names. After the Closing, Parent and Seller shall retain all rights in and to the trademark, tradename, service mark and name "Pirelli" or any derivation thereof and the POS Entities shall cease all use thereof promptly after the Closing.

            5.11 Registration Statement. As promptly as practicable after the execution of this Agreement (but in no event later than January 7, 2000), Pirelli and Cisco shall prepare, and Cisco shall file with the SEC, a Registration Statement on Form S-3 (or such other or successor form as shall be appropriate), which complies in form with applicable SEC requirements and shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable and to maintain such effectiveness until one year following the last issuance of shares hereunder. Cisco will notify Pirelli promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement or any other filing or for additional information and will supply Pirelli with copies of all correspondence between Cisco, and the SEC, or its staff or any other government officials, with respect to the Registration Statement or other filing. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Registration Statement or any other filing, Cisco and Pirelli shall cooperate in filing with the SEC or its staff or any other government officials, such amendment or supplement.

            5.12 Additional Agreements. Parent and Cisco shall use commercially reasonable efforts to negotiate in good faith to enter into, prior to the Closing, a definitive Shared Services Agreement substantially on the terms and conditions set forth in Exhibit G hereto and definitive investment agreements (including shareholder agreements, subscription agreements, stock purchase agreements and Articles of Incorporation or equivalent documents) relating to investments by Cisco in the successors to the Pirelli Submarine and Components Business, which investment agreements shall be substantially on the terms of Exhibits I and J hereto. Pirelli Cavi and Cisco shall also use their commercially reasonable efforts to negotiate in good faith to enter into a definitive Submarine Supply Agreement relating to the supply of terminal line equipment for Submarine Field of Use (as defined in the IPR Agreement), to the Submarine and Components Business by the POS Entities, substantially on the terms and conditions set forth in Exhibit K hereto. Except for the Shared Services Agreement, so long as the parties are using commercially reasonable efforts to negotiate these agreements, the Investment Agreements and Submarine Supply Agreement may be entered into after Closing.

            5.13 Conversion of Corporate Status. Parent shall, prior to Closing, cause POS Holland to be converted from a Netherlands N.V. to a Netherlands B.V. and POS Italy to be converted from an S.p.A to an S.R.L.

5.14 Carve-Out. Pirelli shall cause to be spun-off, transferred or liquidated out of the POS Entities prior to Closing the Submarine and Components Business upon the terms set forth in the Carve-Out Agreement attached hereto as Exhibit E.

            5.15 Blue Sky. Cisco shall take such steps as may be necessary to comply with the U.S. state securities and blue sky laws which are applicable to the issuance of the Cisco Common Stock in connection with the transactions contemplated hereby. Parent shall use commercially reasonable efforts to assist Cisco as may be necessary to comply with such U.S. state securities and blue sky laws which are applicable in connection with the issuance of Cisco Common Stock

            5.16 Repayment of Debt. Prior to the Closing, Pirelli shall refinance, with a third party lender reasonably acceptable to Cisco on terms and conditions reasonably acceptable to Cisco, all intracompany indebtedness owed by the POS Entities to Pirelli or its affiliates (other than the POS Entities). The costs of such refinancing (including interest accrued prior to the Closing) shall be borne by Pirelli to the extent not reflected in the Closing Balance Sheet. At the Closing, Acquiror shall assume such third party indebtedness and any guarantees of Pirelli entered into in connection with such debt in accordance with this Section 5.16.

            5.17 Assumption of Certain Indemnities. Schedule 5.17 lists certain guarantees relating to the Teroptics Systems Business that have been provided by third parties under which Parent and its affiliates have provided certain indemnities. Cisco and Parent will use commercially reasonable efforts to obtain releases of Parent and its affiliates from these guarantees. If such releases cannot be obtained, Cisco will indemnify and hold harmless Parent and its affiliates from any liabilities thereunder unless Cisco would itself be entitled to indemnity from Pirelli in accordance with Articles VIII or IX hereof with respect to such matters.

            5.18 Ciena Agreement. Pirelli shall, prior to the Closing, assign all rights and interest in that certain Settlement Agreement between Parent, Pirelli Cavi and Ciena Corporation dated as of May 1, 1998 to POS Holland and POS Holland shall, at the Closing, assign the royalty payments due under that agreement to Pirelli and send Ciena Corporation notice that all such royalty payments shall be paid directly to Pirelli and that such notice is irrevocable. If Ciena Corporation remits any such royalty payments to POS Holland after the Closing, POS Holland shall promptly remit those to Pirelli.

            5.19 Termination of Inter-Company Contracts. Prior to the Closing Date, Parent will cause all inter-company contracts between Parent or its affiliates (other than the POS Entities) and the POS Entities, other than the real property leases, to be terminated. Such contracts are identified on
Schedule 5.19 of the Disclosure Schedule.

            5.20 Certain Undertakings. In order to enable Seller to dispose of its shares of Cisco Common Stock received pursuant to Section 1.1 and 1.2 hereof, at Seller's request, Cisco will allow one or more nationally recognized investment banks placing such shares and their attorneys to conduct customary business and legal due diligence on reasonable notice during normal business hours with officers or managers designated by Cisco. Cisco will also, at the request of any investment bank selling such shares, provide such bank on the Nasdaq Trading Day prior to the Closing Date with (i) a letter agreement containing representations, warranties, covenants and indemnities, and (ii) an opinion from its counsel (including a customary 10b-5 disclosure opinion), comfort letters from Cisco's accountants (including the delivery of the initial comfort letter upon delivery of the letter agreement described in (i) above and a bring-down officer's certificate, in each case in form and substance reasonable and customary for a registered underwritten offering of equity securities of a large seasoned U.S. issuer in a transaction as described herein. Such obligations shall apply for one placement of shares of Common Stock of Cisco received by Seller pursuant to Section 1.1 and 1.2. Notwithstanding anything to the contrary, any investment bank selling such shares shall be entitled to rely on and enjoy third party beneficiary rights with respect to this Section 5.20.

            5.21 Reasonable Best Efforts and Further Assurances. Each of the parties to this Agreement shall use its reasonable best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement.


                                   ARTICLE VI

                                   CONDITIONS

            6.1 Conditions to Obligations of Each Party to Effect the Closing. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

                  (a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated hereby, which makes the consummation of the transactions contemplated hereby illegal. In the event an injunction or other order shall have been issued, each party agrees to use reasonable best efforts to have such injunction or other order lifted.

                  (b) Governmental Approval. Cisco, Acquiror, Parent and Seller shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the several transactions contemplated hereby, including such approvals, waivers and consents as may be required under the Securities Act and under HSR and Antitrust Laws. In addition the workers council of POS France shall have been consulted on the transactions contemplated hereby in accordance with the applicable law and all other consultations and notification requirements of applicable labor legislation shall have been satisfied.

                  (c) Registration Statement Effective. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose shall have been commenced. All requests for additional information on the part of the SEC shall have been complied with to the reasonable satisfaction of the parties hereto.

            6.2 Additional Conditions to Obligations of Parent and Seller. The obligations of Parent and Seller to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by Parent and Seller:

                  (a) Representations, Warranties and Covenants. The representations and warranties of Cisco and Acquiror in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true in all respects) on and as of the date hereof and on and as of the Closing Date as though such representations and warranties were made on and as of such time. Cisco and Acquiror shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Closing Date.

                  (b) Certificate of Acquiror. Parent and Seller shall have been provided with a certificate executed on behalf of Cisco and Acquiror by authorized officers to the effect set forth in Section 6.2(a).

                  (c) Listing of Additional Shares. Cisco shall have fulfilled its obligations pursuant to Section 5.6.

            6.3 Additional Conditions to the Obligations of Cisco and Acquiror. The obligations of Acquiror to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by Cisco and Acquiror:

                  (a) Representations, Warranties and Covenants. Except as disclosed in the Disclosure Schedule dated the date of this Agreement, the representations and warranties of Pirelli in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true in all respects) on and as of the date hereof and on and as of the Closing Date as though such representations and warranties were made on and as of such time. Pirelli shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Closing Date.

                  (b) Certificate of Pirelli. Cisco and Acquiror shall have been provided with a certificate executed on behalf of Pirelli by authorized officers to the effect set forth in Section 6.3(a).

                  (c) Third Party Consents. Acquiror shall have been furnished with evidence reasonably satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the transactions contemplated hereby under the contracts of the POS Entities set forth on Schedule 2.25 hereto.

                  (d) Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting, in any material respect, Cisco's or Acquiror's conduct or operation of the business of the POS Entities following the Closing Date shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

                  (e) No Material Adverse Effect. There shall not have occurred any Material Adverse Effect with respect to the POS Entities, taken as a whole, since the date of this Agreement.

                  (f) Resignation of Directors and Officers. The directors and officers of the POS Entities in office immediately prior to the Closing Date shall have resigned as directors and officers, as applicable, of the POS Entities effective as of the Closing Date.

                  (g) Employment and Non-Competition Agreements. At least 27 of the employees of the POS Entities set forth on Schedule 5.7 shall have entered into an Employment and Non-Competition Agreement substantially in the form attached hereto as Exhibit F. Messrs. Anderson and Canturi and Dr. Grasso must be part of such 27 persons who enter into such agreements.

                  (h) Transfer Taxes. Parent and Pirelli Cavi shall have paid all stock transfer, and other Taxes required to be paid at Closing in connection with the sale and delivery to Acquiror of the Shares and the contribution of the Contributed Business to POS Italy, and shall have caused all appropriate and required stock transfer Tax stamps to be affixed to the certificate or certificates representing the Shares so sold and delivered.

                  (i) IPR Agreement and Supply Agreement. The IPR Agreement and the Supply Agreement in the forms attached hereto as Exhibit A and Exhibit B, respectively, shall have been executed by Pirelli and Cisco (or their affiliates as set forth therein).

                  (j) Shared Services Agreement and Assignment and Assumption. The parties shall have entered into a Shared Services Agreement substantially on the terms set forth in Exhibit G. Parent shall have executed the Assignment and Assumption in the form attached hereto as Exhibit J.

                  (k) Carve-Out of Submarine and Components Business. All assets relating to the Submarine and Components Business and all liabilities related thereto shall have been transferred out of the POS Entities in accordance with the Carve-Out Agreement and Parent or an affiliate thereof shall have assumed all obligations, if any, relating thereto.

                  (l) Contributed Business. The Contributed Business shall have been contributed by Pirelli Cavi to POS Italy in accordance with the terms of the Contribution Agreement and the Patent Assignment Agreement.


                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

            7.1 Termination. At any time prior to the Closing Date, this Agreement may be terminated:

                  (a) by mutual consent of Cisco and Parent;

                  (b) by either Cisco or Parent, if the Closing shall not have occurred on or before April 30, 2000 (provided, a later date may be agreed upon in writing by the parties hereto, and provided further that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been the cause or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement); or

                  (c) by either Cisco or Parent if any permanent injunction or other order of a court or other competent authority preventing the consummation of the transactions contemplated hereby shall have become final and nonappealable.

            7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any of the parties hereto or their respective officers, directors, shareholders or affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; and provided that the provisions of Section 5.2 (Confidentiality),
Section 5.3 (Public Disclosure), Section 7.3 (Expenses) and this Section 7.2 and of Article X shall remain in full force and effect and survive any termination of this Agreement.

            7.3 Expenses. Whether or not the Closing occurs, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense, except as otherwise provided in this Agreement. Cisco shall pay all registration and filing fees in connection with the registration of the patents included in the Intellectual Property in the various patent offices. Cisco shall also reimburse Parent for fees incurred in connection with hedging transactions entered into in connection with the shares of Cisco Common Stock issued hereunder and any commissions incurred in connection with the sale of such shares pursuant to the Registration Statement up to an aggregate amount for all such costs of $20 million.

                                  ARTICLE VIII

                                 INDEMNIFICATION

            8.1 Survival of Representations and Warranties.

                  (a) Notwithstanding any investigation conducted at any time with regard thereto by or on behalf of either party, the representations and warranties set forth in Articles II and III of this Agreement shall, absent actual fraud, or intentional misrepresentation survive the execution, delivery, and performance of this Agreement and the Closing Date until December 31, 2001; provided that the representations, and warranties set forth in Section 2.13 and the agreements set forth in Article IX hereto shall survive until the expiration of the applicable statute of limitations and the representations set forth in
Section 3.6 shall survive for any issuances of Cisco Common Stock after December 31, 2001 for three months after the date of such issuance. In the case of actual fraud or intentional misrepresentation, the representations and warranties of such breaching party shall survive indefinitely. All representations and warranties of each party set forth in this Agreement shall be deemed to have been made again by such party at and as of the Closing Date.

                  (b) As used in this Article, any reference to a representation, warranty, or covenant contained in any Section of this Agreement shall include the Schedule or Exhibit relating to such Section.

            8.2 Indemnification. Subject to the limitations set forth in this
Article VIII, Parent and Seller, jointly and severally, will indemnify and hold harmless Cisco and Acquiror and their respective officers, directors, agents and employees, and each person, if any, who controls or may control Cisco or Acquiror within the meaning of the Securities Act (hereinafter, including for this purpose the POS entities to the extent they are also damaged parties, referred to individually as an "Indemnified Person" and collectively as "Indemnified Persons"), from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation, reasonable legal fees (collectively, "Damages") arising out of (i) any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by Parent, Pirelli Cavi, Seller or any of the POS Entities in this Agreement, the Disclosure Schedules or any exhibit or schedule to this Agreement (other than as to Section 2.13, which shall be governed by Article IX hereof), and (ii) the operations and liabilities of the Submarine and Components Business, whether known or unknown. The calculation of Damages shall take into consideration any Tax benefits or insurance recoveries realized by the Indemnified Person as a result of the incurrence of the Damages (net of any Tax cost of the receipt of the indemnity payments). In determining the amount of any Damage attributable to a breach, any materiality standard contained in a representation, warranty or covenant shall be disregarded. Any indemnification payment made pursuant to this Article VIII or Article IX shall be treated as an adjustment to the POS Holland Share Purchase Price and the POS Italy Share Price for all Tax purposes to the extent permitted by law.

            8.3 Limitations. No indemnification shall be payable hereunder unless and until the Damages incurred by the Indemnified Party shall exceed $100,000 (at which point all of such Damages shall be paid); provided, however, that in no event shall the aggregate dollar amount received by the Indemnified Persons with respect to indemnification under this Article VIII exceed $270 Million, except with respect to Tax matters and in the case of fraud or intentional misrepresentation for which there shall be no limitation.

            8.4 Procedure for Indemnification with Respect to Third-Party
Claims.

                  (a) If any of the Indemnified Persons determines to seek indemnification under this Article VIII with respect to any Damage resulting from the assertion of liability by third parties, such Indemnified Person shall give notice to the Parent within 30 days of such Indemnified Person becoming aware of any such Damage, or of facts upon which any such Damage will be based. The notice shall set forth such material information with respect thereto as is then reasonably available to such Indemnified Person. In case any such liability is asserted against an Indemnified Person, and such Indemnified Person notifies the Parent thereof, the Parent will be entitled, if it so elects by written notice delivered to such Indemnified Person within 20 days after receiving such Indemnified Person's notice, to assume the defense thereof with counsel satisfactory to such Indemnified Person. Notwithstanding the foregoing, (i) an Indemnified Person shall also have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless the Parent has elected not to assume the defense thereof or unless such Indemnified Person shall reasonably determine that there is a conflict of interest between or among such Indemnified Person and the Parent with respect to such Damage in which case the fees and expenses of such counsel will be borne by the Parent, (ii) such Indemnified Person shall not have any obligation to give any notice of any assertion of liability by a third party unless such assertion is in writing, and (iii) the rights of any Indemnified Person to be indemnified hereunder in respect of any Damage resulting from the assertion of liability by third parties shall not be adversely affected by its failure to give notice pursuant to the foregoing unless, and, if so, only to the extent that, the Parent is materially prejudiced thereby. With respect to any assertion of liability by a third party that results in a Damage, the parties hereto shall make available to each other all relevant information in their possession material to any such assertion.

                  (b) In the event that the Parent, within 30 days after receipt of the aforesaid notice of any Damage, fails to assume the defense of an Indemnified Person against such Damage, such Indemnified Person shall have the right to undertake the defense, compromise, or settlement of such action on behalf of and for the account, expense, and risk of the Parent; provided, however that the Indemnified Person shall keep the Parent timely apprised of the status of any claim with respect to such Damage and shall not settle such claim without the written consent of the Parent, which consent shall not be unreasonably withheld.

                  (c) Notwithstanding anything in this Article VIII to the contrary, (i) if there is a reasonable probability that any Damage may materially adversely affect an Indemnified Person, Cisco shall have the right to participate in such defense, compromise, or settlement and (ii) the Parent and Seller shall not, without Cisco's written consent (which consent shall not be unreasonably withheld), settle or compromise any Loss and Expense or consent to entry of any judgment in respect thereof.

            8.5 Procedure for Indemnification with Respect to Non-Third Party Claims. In the event that an Indemnified Person asserts the existence of a claim giving rise to a Damage (but excluding claims resulting from the assertion of liability by third parties), it shall give written notice to the Parent. Such written notice shall state that it is being given pursuant to this Section 8.5, specify the nature and amount of the claim asserted, and indicate the date on which such assertion shall be deemed accepted and the amount of the claim deemed a valid claim (such date to be established in accordance with the next sentence). If the Parent, within 30 days after the receipt of notice by such Indemnified Person, shall not give written notice to such Indemnified Person announcing its intent to contest such assertion of such Indemnified Person, such assertion shall be deemed accepted and the amount of claim shall be deemed a valid claim. In the event, however, that the Parent contests the assertion of a claim by giving such written notice to such Indemnified Person within said period, then the parties shall act in good faith to reach agreement regarding such claim. In the event that arbitration or litigation shall arise with respect to any such claim, the prevailing party in such arbitration or litigation shall be entitled to reimbursement of costs and expenses incurred in connection with such arbitration or litigation including attorney fees, if the parties hereto, acting in good faith, cannot reach agreement with respect to such claim within thirty (30) days after such notice.

            8.6 Tax Matters. The payment of, and indemnification for, Tax liabilities shall be governed by the provisions of Article IX.


                                   ARTICLE IX

                               CERTAIN TAX MATTERS

            Cisco, Acquiror, Parent, Pirelli Cavi and Seller hereby covenant and agree with respect to certain Tax matters as follows:

            9.1 Returns; Indemnification; Liability for Taxes.

                  (a) Parent shall prepare and file (or cause to be prepared and filed) on a timely basis all Tax Returns with respect to the POS Entities for all taxable periods ending on or before the Closing Date. Parent shall pay and shall indemnify and hold the Indemnified Persons (including for this purpose the POS Entities to the extent they are the damaged parties) harmless against and from (i) all Taxes of the POS Entities for all taxable periods which end on or before the Closing Date; (ii) with respect to any taxable period commencing before the Closing Date and ending after the Closing Date (a "Straddle Period"), all Taxes of the POS Entities attributable to the portion of the Straddle Period prior to and including the Closing Date (the "Pre-closing Period"); (iii) all Taxes imposed on the POS Entities for all taxable periods by reason of having been members of any Tax Group prior to the Closing Date, (iv) any Taxes imposed on the POS Entities which would not have been imposed were the representations and warranties set forth in Section 2.13 accurate in all respects; and (v) any Taxes resulting to POS Italy or Pirelli Cavi (in the case of joint liability) as a consequence of the implementation of the contribution of the Contributed Business to POS Italy by Pirelli Cavi or the prior contribution of assets to the POS Holland Subsidiaries (including any Taxes resulting to POS Italy as a result of the recharacterization for tax purposes of any transaction contemplated herein which is to be completed prior to the Closing Date or as a result of the valuation of the Contributed Business at less than the POS Italy Share Purchase Price, which valuation would result in Taxes upon a sale of the Contributed Business or assets thereof by POS Italy at a valuation based on the POS Italy Share Price); in each case except (x) for Taxes arising in respect of or by reference to any action taken by or at the direction of Acquiror after the Closing on the Closing Date (other than a sale contemplated in the second parenthetical of clause (v) above) and (y) as otherwise provided in Section 1.2(b). For purposes of this Agreement, the portion of any Tax that is attributable to the Pre-closing Period shall be (i) in the case of a Tax that is not based on net income, gross income or gross receipts, the total amount of such Tax for the period in question multiplied by a fraction, the numerator of which is the number of days in the Pre-closing Period, and the denominator of which is the total number of days in such Straddle Period, and (ii) in the case of a Tax that is based on net income, gross income or gross receipts, the Tax that would be due with respect to the Pre-closing Period if such Pre-closing Period were a separate taxable period. For purposes hereof, all Taxes arising from the contribution of the Contributed Business to POS Italy, the sale of the Shares of POS Holland and POS Italy pursuant to this Agreement and the Carve-Out of the Submarine and Components Business shall be deemed to be Taxes attributable to the Pre-closing Period and shall be the responsibility of Pirelli.

                  (b) Cisco shall prepare and file (or cause to be prepared and filed) on a timely basis all Tax Returns of the POS Entities relating to taxable periods ending after the Closing Date and, except as provided in subsection (a) hereof, shall pay and indemnify and hold Parent and Seller and their respective officers, directors, agents and employees harmless against and from all Taxes of the POS Entities (i) for any taxable period commencing after the Closing Date;
(ii) for any Straddle Period other than Taxes attributable to the Pre-closing Period; (iii) arising in respect of or by reference to any action taken by or at the direction of Acquiror after the Closing on the Closing Date (other than a sale contemplated in the second parenthetical of clause 9.1(a)(v) above), and
(iv) as provided in Section 1.2(b). For any Tax Return reflecting any Taxes (i) which are attributable to a Straddle Period, or (ii) for which Parent or Seller otherwise are charged with payment or indemnification responsibility under this Agreement, (w) such Tax Returns shall be prepared in a manner consistent with past practice (to the extent allowable by law) (x) Cisco shall provide Parent with draft copies of such Tax Returns (together with all supporting workpapers and a detailed schedule showing the computation of any Taxes for which Parent or Seller is liable under this Agreement at least 30 days prior to the due date for the filing of such Tax Return, (y) and the parties shall cooperate to resolve any disputes as to the calculation of the Taxes for which Parent or Seller are liable under this Agreement and to mutually consent to the filing of such Tax Return. Parent shall pay to Cisco the amount of any Taxes of the POS Entities prescribed in the preceding sentences by the due date of the Tax Returns required to be filed by Cisco or in the event of a dispute as to such amount, upon resolution thereof.

            9.2 Cooperation; Refunds and Credits.

                  (a) All refunds or credits of Taxes of the POS Entities (i) for or attributable to taxable periods of the POS Entities ending on or before the Closing Date (and any Straddle Period to the extent such amendment or claim for refund would affect Taxes for the Pre-closing Period of such Straddle Period), (ii) which have been taken into account as a liability in the Post Closing Adjustment or (iii) for which Parent or Seller are otherwise charged with payment or indemnification responsibility under this Agreement, except to the extent any such refunds or credits are reflected as assets on the Post-Closing Financial Statements or the Post Closing Adjustment, shall be for the account of Parent; all other refunds or credits of Taxes for or attributable to the POS Entities shall be for the account of Acquiror. Parent shall have the sole right to prepare and file or caused to be prepared and filed any amended Tax Return or claim for refund with respect to Taxes of the POS Entities (i) for or attributable to taxable periods ending on or before the Closing Date (and any Straddle Period to the extent such amendment or claim for refund would affect Taxes for the Pre-Closing Period of such Straddle Period) (ii) which have been taken into account in the Post Closing Adjustment or (iii) for which Parent or Seller are otherwise charged with payment or indemnification responsibility under this Agreement, and Cisco shall, and shall cause the POS Entities to, take such action in connection with such filing as Parent shall request; provided that any such amended Tax Return or claim for refund does not increase the Tax liability of Acquiror or any POS Entity for a period after the Closing. Following the Closing, Acquiror shall cause the POS Entities to forward to Parent any such refunds or credits due to Parent pursuant to this subsection promptly after receipt or realization thereof by Acquiror or the POS Entities, and Parent shall forward to Acquiror any refunds or credits due to Acquiror pursuant to this section promptly after receipt or realization thereof by Parent, in each case in accordance with the provisions of subsection (d) below.

                  (b) If an audit examination of any Tax Return of Parent, any POS Entity or any Tax Group of which any POS Entity is a member or its subsidiaries for any taxable period ending on or before the Closing Date (and the Pre-closing Period of any Straddle Period) shall result in any adjustment the effect of which is to increase deductions, losses or tax credits or to decrease income, gains or the recapture of Tax credits ("Changes") reflected on a Tax Return of Acquiror and its subsidiaries (including any POS Entity) for any taxable period ending after the Closing Date, Parent will notify Acquiror and provide it with all necessary information so that Acquiror can reflect the Changes on the appropriate Tax Return. If as a result of such Changes, Acquiror or its subsidiaries realize a net Tax benefit from an increase in deductions, losses or Tax credits and/or a decrease in income, gains or the recapture of tax credits ("Acquiror Benefits") for taxable periods ending after the Closing Date, Acquiror shall pay to Parent, in accordance with subsection (d), the amount of such Acquiror Benefits, as and when such Acquiror Benefits are realized by Acquiror or its subsidiaries.

                  (c) If an audit examination of any Tax Return of Acquiror or its subsidiaries for any taxable period commencing after the Closing Date (and the portion of any Straddle Period other than Pre-closing Period) shall result in any Changes to items reflected on a Tax Return of Parent or its subsidiaries for any taxable period ending on or before the Closing Date, Acquiror will notify Parent and provide it with all necessary information so that Parent can reflect any appropriate Changes on the appropriate Tax Return. If as a result of such Changes, Parent or its subsidiaries realize a net Tax benefit from an increase in deductions, losses or tax credits and/or a decrease in the income, gains or the recapture of Tax credits ("Parent Benefits") for taxable periods ending on or before the Closing Date, Parent shall pay to Acquiror, in accordance with subsection (d) hereof, the amount of such Parent Benefits as and when such Parent Benefits are realized by Parent.

                  (d) Any payments of refunds or credits for Taxes, or any payment of Acquiror Benefits or Parent Benefits, that are required to be paid under this Agreement shall be made within ten (10) business days of the receipt of any refund or credit or the realization of any tax benefit, as the case may be. Any payments not made within such time period and any payments not timely made pursuant to Section 9.1 shall be subject to an interest charge of the greater of the rate of interest applicable to such payments by the applicable Tax jurisdiction or twelve percent (12%) per annum.

            9.3 Termination of Tax Sharing Agreements. Parent hereby agrees and covenants that none of the POS Entities has or will have any obligations to another party pursuant to any Tax sharing agreement or any similar arrangement in effect at any time before or on the Closing Date, and any further obligation that might otherwise have existed thereunder shall be extinguished as of the Closing Date.

            9.4 Conduct of Audits and Other Procedural Matters. Parent or Acquiror, as the case may be, shall, at its own expense, control any audit or examination by any Tax Authority, and have the right to initiate any claim for refund or amended return, and contest, resolve and defend against any assessment, notice of deficiency or other adjustment or proposed adjustment of Taxes ("Proceedings"), for any taxable period or for any Taxes for which such party is charged with payment or indemnification responsibility under this Agreement. Parent or Acquiror, as the case may be, shall promptly forward to the other party all written notifications and other written communications, including (if available) the original envelope showing any postmark, from any Tax Authority received by such party (or its affiliates) relating to any liability for Taxes for any taxable period or for any Taxes for which such other party is charged with payment or indemnification responsibility under this Agreement. The indemnifying party shall promptly notify, and consult with, the indemnified party as to any action it proposes to take with respect to any liability for Taxes for which it is required to indemnify the indemnified party. The indemnified party shall not enter into any closing agreement or final settlement with any Tax Authority with respect to any such liability without the written consent of the indemnifying party. In the case of any Proceedings relating to any Straddle Period, Acquiror and Parent shall control jointly such Proceedings and shall consult in good faith with each other as to the conduct of such Proceedings. Neither party shall settle any such Proceedings relating to a Straddle Period without the consent of the other party. Each party shall, at the expense of the requesting party, execute or cause to be executed any powers of attorney or other documents reasonably requested by such requesting party to enable it to take any and all actions such party reasonably requests with respect to any Proceedings which the requesting party controls. The failure by a party to provide timely notice under this subsection shall relieve the other party from its indemnification obligations with respect to the subject matter of any notification not timely forwarded, to the extent the other party has suffered a loss or other economic detriment because of such failure to provide notification in a timely fashion.

            9.5 Value Added Tax. In the event of the imposition of any value added Tax with respect to the contribution of the Contributed Business to POS Italy, Parent shall be liable for such Tax (including penalties and interest) pursuant to Section 9.1. In such event, POS Italy shall assign to Parent its rights, if any, to any refund of such Tax (including penalties and interest) paid by Parent and Parent shall have the responsibility of pursuing any such refund.

                                    ARTICLE X

                               GENERAL PROVISIONS

10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

                  (a)   if to Cisco and Acquiror, to:

                        Cisco Systems, Inc.
                        170 West Tasman Drive
                        San Jose, Ca 95134-1706
                        Attention:  Senior Vice President, Legal and
                        Governmental Affairs
                        Facsimile No.: (408) 526-4914
                        Telephone No.: (408) 526-4000

                        with a copy to:

                        Brobeck, Phleger & Harrison LLP
                        2200 Geng Road
                        Two Embarcadero Place
                        Palo Alto, CA  94303
                        Attention:  Therese A. Mrozek
                        Facsimile No.: (650) 496-2885
                        Telephone No.: (650) 424-0160

                  (b)   if to Seller, Parent and Pirelli Cavi, to:

                        Pirelli S.p.A.
                        Viale Sarca, 222
                        20126 Milano
                        Attention: Chief Legal Officer
                        Facsimile No.:  (39)(02) 6442-3329
                        Telephone No.:  (39) (02) 6442-2754

                        Pirelli Cavi e Sistemi SpA
                        Viale Sarca, 222
                        20126 Milano
                        Attn:  Chief Legal Officer
                        Facsimile No.:  (39) (02) 6442-3329
                        Telephone No.:  (39) (02) 6442-2754
                        with a copy to:

                        Weil, Gotshal and Manges
                        One South Place
                        London EC2M 2WG
                        Attention:  Akiko Mikumo/Douglas Warner
                        Facsimile No.:  (44) (171) 903-0990
                        Telephone No.:  (44) (171) 903-1000

            10.2 Interpretation. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to December 20, 1999. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            10.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

            10.4 Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided, except that Cisco may designate prior to the Closing one or more different subsidiaries to purchase the Shares or, in the case an election is made pursuant to Section 1.2(b), the Intellectual Property included in the Contributed Business in addition to or other than the Acquiror provided that no such assignment shall release Cisco from its obligations hereunder. This Agreement shall be binding upon and insure to the benefit of the parties and their respective successors and permitted assigns.

            10.5 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

            10.6 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

            10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of New York without reference to such state's principles of conflicts of law.

            10.8 Amendment and Modification. This Agreement may be amended, modified or supplemented at any time by the parties hereto. This Agreement may be amended only by an instrument in writing signed on behalf of the parties hereto.

            10.9 Arbitration of Disputes; Submission to Jurisdiction; Consent to Service of Process.

                  (a) Any and all disputes or controversies arising under, our of, in connection with or in relation to this Agreement shall be determined and settled by binding arbitration, held in New York City, New York in accordance with this Section 10.9 and in accordance with the Arbitration Rules of the American Arbitration Association. Upon the occurrence of a dispute or controversy, a party may submit the dispute or controversy for such arbitration pursuant to this Section 10.9 by delivery of written notice to the other party demanding an arbitration and specifying the controversy or dispute to be arbitrated. Within ten (10) Business Days of the delivery of such notice, the parties shall agree upon three arbitrators. If the parties are unable to select three arbitrators within such ten (10) day period, each party shall within five
(5) Business Days thereafter select an arbitrator and the arbitrators so chosen shall select the third arbitrator. The arbitration shall be held in accordance with the rules of the American Arbitration Association and judgment upon any award rendered by the three arbitrators shall be valid, binding, final and nonappealable.

                  (b) For the purpose of enforcement of any arbitration award hereunder, the parties hereto hereby irrevocably submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect to such dispute or any suit, action or proceeding related thereto may be heard and determined in each court. The parties hereby irrevocably waive, to the fullest extent permitted by applicable laws, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

                  (c) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 10.1 hereof.


                            [Signature page follows]

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

                                    CISCO SYSTEMS, INC.


                                    By:_______________________________________
                                    Name:_____________________________________
                                    Title:____________________________________



                                    CISCO SYSTEMS MANAGEMENT B.V.


                                    By:_______________________________________
                                    Name:_____________________________________
                                    Title:____________________________________



                                    PIRELLI S.p.A.


                                    By:_______________________________________
                                    Name:_____________________________________
                                    Title:____________________________________



                                    PIRELLI CAVI e SISTEMI SpA


                                    By:_______________________________________
                                    Name:_____________________________________
                                    Title:____________________________________



                                    PIRELLI CABLE HOLDING N.V.


                                    By:_______________________________________
                                    Name:_____________________________________
                                    Title:____________________________________